Exhibit 2.5

AGREEMENT AND PLAN OF MERGER
among
UCBH HOLDINGS, INC.
UCB MERGER II, LLC,
CAB HOLDING, LLC,
CAB INTERNATIONAL HOLDING LIMITED
AND
DR. PAUL SHI H. HUANG
Dated as of January 10, 2007

- i -

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

Page

APPENDIX I – Definitions
EXHIBIT A – Form of Plan and Agreement of Merger
EXHIBIT B – Form of Certificates of Approval
EXHIBIT C – Form of Plan of Merger and Certificates
EXHIBIT D – Form of Delaware Certificate of Merger
EXHIBIT E – Form of Registration Rights, Lock-Up and Standstill Agreement
EXHIBIT F – Forms of Tax Representation Letters

-v-

AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER, dated as of January 10, 2007 (this “Agreement”), is entered into by and among UCBH Holdings, Inc., a Delaware corporation registered under the Bank Holding Company Act of 1956, as amended (“UCBH”), UCB Merger II, LLC, a Delaware limited liability company and a wholly owned Subsidiary of UCBH (“Buyer”), CAB Holding, LLC, a Delaware limited liability company registered under the Bank Holding Company Act of 1956, as amended (the “Company”), CAB International Holding Limited, a British Virgin Islands company and the sole holder of all of the Company Percentage Interests (as defined below) (“BVI”), and Dr. Paul Shi H. Huang, (“Dr. Huang”), the sole holder of all of the issued and outstanding shares of BVI Common Stock (as defined below), and, for purposes of Articles III, IV and VIII and Section 7.3 only, The Chinese American Bank, a New York state-chartered bank (the “Bank”), and, for purposes of Section 8.13(e) only, United Commercial Bank, a California state-chartered bank (“UCB”) and The China Safe Deposit Company, a New York corporation.
     WHEREAS, the boards of directors of UCBH and BVI, the managing member of the Company, and the manager of Buyer have determined that it is in the best interests of their respective companies and their shareholders or the sole member, as the case may be, to consummate the business combination transaction provided for herein in which the Company will, subject to the terms and conditions set forth herein, merge with and into Buyer, with Buyer being the surviving entity (the “Merger”), and Dr. Huang has determined that it is in his best interests to consummate the Merger;
     WHEREAS, UCBH contemplates that, following the Merger and at its sole and unilateral discretion, UCBH shall effect a sideways merger of the Bank, a wholly owned subsidiary of the Company prior to the Merger and a wholly-owned subsidiary of Buyer following the Merger, with and into UCBH’s banking subsidiary, UCB, as the surviving company, as provided for in agreements and certificates in substantially the forms attached hereto as Exhibits A, B and C;
     WHEREAS, the parties intend for the Merger to constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder (collectively, the “Code”); and
     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
THE MERGER
     1.1. Definitions. In addition to those terms defined throughout this Agreement, the defined terms used herein have the meanings set forth on Appendix I hereto.
     1.2. The Merger. Subject to the terms and conditions of this Agreement, in accordance with applicable provisions of the NYBL, the NYBCL, the CFC, the DLLCA and the Bank Holding Company Act of 1956, as amended and the Riegle-Neal Banking and Branching Efficiency Act of 1994, at the Effective Time, the Company shall merge with and into Buyer. Buyer shall be the surviving company (hereinafter sometimes called the “Surviving Company”) in the Merger. The name of the Surviving Company shall be “UCB Merger II, LLC.” Upon consummation of the Merger, the separate legal existence of the Company shall terminate. The parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations thereunder.
     1.3. Closing; Effective Time.
          (a) Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at the close of business or other agreed time on the fifth business day after the latest to occur of the conditions set forth in Article IX hereof (other than those conditions which relate to actions to be taken at the Closing) having been waived or satisfied (the “Closing Date”), at the offices of Squire, Sanders & Dempsey L.L.P., One Maritime Plaza, Suite 300, San Francisco, California 94111-3492 unless another time, date or place is agreed to in writing by the parties hereto.
          (b) Effective Time. Subject to the provisions of this Agreement, a certificate of merger complying with the applicable provisions of Section 18-209 of the DLLCA (the “Delaware Certificate of Merger”), in substantially the form attached hereto as Exhibit D, shall be duly executed and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”), on the Closing Date by the Company and Buyer. The Merger shall become effective at such time as the filing with the Delaware Secretary of the Delaware Certificate of Merger becomes effective (the “Effective Time”).
     1.4. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 18-209(g) of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company shall vest in the Surviving Company, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Company, and the Surviving Company shall be a wholly owned Subsidiary of UCBH.
     1.5. Conversion of Company Percentage Interests.
          (a) At the Effective Time, subject to the exceptions and limitations set forth in Article II hereof, all Company Percentage Interests issued and outstanding immediately prior to the Effective Time shall, by virtue of this Agreement and without any action on the part of the holder thereof, be cancelled and cease to exist and be converted into the right to receive the aggregate of the Cash Amount and the Stock Amount (in the aggregate, the “Merger Consideration”).
          (b) Notwithstanding any other provision of this Agreement, the number of shares of UCBH Common Stock delivered as Merger Consideration shall not be less than such number of shares of UCBH Common Stock as would cause the value of such shares of UCBH Common Stock to equal forty percent (40%) of the sum of (x) the value of such shares of UCBH Common Stock plus (y) the Cash Amount. If the requirement set forth in the preceding sentence would not otherwise be satisfied, then the total number of shares of UCBH Common Stock delivered as Merger Consideration shall be increased and the Cash Amount shall be correspondingly decreased to the minimum extent necessary to satisfy such requirement; provided, that the total value of the Merger Consideration (after taking into account the increase in the number of shares of UCBH Common Stock and the corresponding decrease in the Cash Amount pursuant to this Section 1.5(b)) shall remain the same as the total value of the Merger Consideration would have been had no adjustments been made pursuant to this Section 1.5(b). For purposes of this Section 1.5(b), the value of each share of UCBH Common Stock included in the Merger Consideration shall be determined in such manner and as of such date as is required by applicable federal income tax laws and regulations (including Section 368 of the Code).

     1.6. UCBH Capital Stock; Buyer Interests. Each share of UCBH Capital Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall not be converted or otherwise affected by the Merger. The membership interest of Buyer outstanding immediately prior to the Effective Time shall remain outstanding and shall not be converted or otherwise affected by the Merger.
     1.7. Certificate of Formation. At the Effective Time, the Certificate of Formation of Buyer, as in effect at the Effective Time, shall be the Certificate of Formation of the Surviving Company.
     1.8. Limited Liability Company Agreement. At the Effective Time, the Limited Liability Company Agreement of Buyer, as in effect immediately prior to the Effective Time, shall be the Limited Liability Company Agreement of the Surviving Company until thereafter amended in accordance with applicable law.
     1.9. Managers and Officers. The managers and officers of Buyer immediately prior to the Effective Time shall be the managers and officers of the Surviving Company, each to hold office in accordance with the Certificate of Formation and Limited Liability Company Agreement of Buyer until their respective successors are duly elected or appointed and qualified.
     1.10. Approval by BVI and Dr. Huang.
          (a) BVI, being the holder of all the Company Percentage Interests, hereby approves of the Merger and all the transactions contemplated hereby and hereby consents to the consummation of the transactions contemplated hereby. This Section 1.10(a) shall be deemed a written consent of the members of the Company, dated the date of this Agreement, made pursuant to the authority of the members of the Company to act without a meeting in accordance with Section 18-302(d) of the DLLCA. All approvals and consents set out in this Section 1.10(a) shall have the same force and effect as if they were made or adopted at a validly noticed meeting of the members of the Company and shall not be modified or rescinded and shall be in full force and effect as of the Closing Date.
          (b) Dr. Huang, being the holder of all the issued and outstanding shares of BVI Common Stock, hereby approves of the Merger and all the transactions contemplated hereby and hereby consents to the consummation of the transactions contemplated hereby. This Section 1.10(b) shall be deemed a written consent of the shareholder of BVI, dated the date of this Agreement, made pursuant to the authority of the shareholder of BVI to act without a meeting in accordance with Article 88 of the British Virgin Islands Business Companies Act, 2004. All approvals and consents set out in this Section 1.10(b) shall have the same force and effect as if they were made or adopted at a validly noticed meeting of the shareholder of the BVI and shall not be modified or rescinded and be full force and effect as of the Closing Date.
ARTICLE II
DELIVERY OF MERGER CONSIDERATION
     2.1. Cash Amount Adjustment.
          (a) The Cash Amount shall be decreased in accordance with Section 2.1(d) below if the Appraised Properties are conclusively appraised in accordance with Section 2.1(b)-(c) below to have a fair market value less than $30,000,000.

          (b) Within twenty-five (25) days after the date hereof, the Company shall deliver to UCBH, at the Company’s sole expense, an appraisal of the fair market value of the Company’s real properties at 77 Bowery, New York, NY 10002 and 38-05 Union Street, Flushing, NY 11354 (the “Appraised Properties”). If UCBH reasonably deems such appraisal to be satisfactory, such appraisal shall be deemed to set forth conclusively the fair market value of the Appraised Properties. If such appraisal is not reasonably satisfactory to UCBH, UCBH shall, within twenty-five (25) days of receipt of the appraisal from the Company, obtain its own appraisal, at UCBH’s sole expense, of the fair market value of the Appraised Properties. The Company and UCBH shall cooperate fully with the other’s appraiser, including providing all information necessary or appropriate to an appraisal, as requested by either appraiser. All information provided to one appraiser shall be provided to both appraisers, the Company and UCBH. Unless the higher of the appraised values obtained by the Company and UCBH is more than one hundred five percent (105%) of the lower appraised value, the two appraised values shall be averaged, and such average shall be deemed to conclusively establish the fair market value of the Appraised Properties.
          (c) If the higher of the appraised values obtained by the Company and UCBH is more than one hundred five percent (105%) of the lower appraised value, a third appraiser shall be appointed by the first two appraisers. The fee for the third appraiser shall be paid equally by the Company and UCBH, provided that such fee shall not materially exceed the average of the fee paid to the two initial appraisers, who shall cooperate fully with such third appraiser. If all three appraisers agree on a fair market value after consultation, such agreed value shall be deemed conclusively to be the fair market value of the Appraised Properties. If all three appraisers cannot agree on a fair market value after consultation, the third appraiser shall, after conducting an independent appraisal of the Appraised Properties, provide an independent fair market value of the Appraised Properties, which value may not be in the form of a range of values but shall be a fixed value. The conclusively appraised fair market value of the Appraised Properties shall be deemed to be the average of all three appraisals, with the third appraiser’s finding weighted at twice the finding of the initial two appraisers.
          (d) If the Appraised Properties are conclusively appraised in accordance with Section 2.1(b)-(c) above to have a fair market value less than $30,000,000, the Cash Amount shall be decreased by an amount equal to the product of (i) the difference between $30,000,000 and the conclusively appraised fair market value, and (ii) 0.60, which amount shall be confirmed in writing by UCBH, Buyer and the Company.
     2.2. Transfer of Company Percentage Interests.
     BVI shall provide UCBH appropriate and necessary documentation enabling BVI to establish, if applicable, an exemption from tax withholding in connection with payment of the Merger Consideration to BVI, accompanied by documents transferring to Buyer all right, title and interest of BVI to and in all of the Company Percentage Interests. Upon delivery of documents transferring to Buyer all right, title and interest in and to all of the Company’s Percentage Interests, together with properly completed and duly executed documentation enabling BVI to establish, if applicable, an exemption from tax withholding in connection with payment of the Merger Consideration to BVI, BVI shall be entitled to receive in exchange therefor the Merger Consideration (subject to the provisions of Section 2.3 hereof).
     2.3. Conversion Procedures.
          (a) If UCBH shall, at any time before the Effective Time:
               (i) declare a dividend in UCBH Common Stock with a record date on or prior to the Closing Date;

               (ii) combine the outstanding shares of UCBH Common Stock into a smaller number of shares;
               (iii) resolve to effect a split or subdivide the outstanding shares of UCBH Common Stock with a record date on or prior to the Closing Date; or
               (iv) reclassify UCBH Common Stock;
then, in any such event, the Stock Amount shall be adjusted so that BVI shall be entitled to receive such number of shares of UCBH Common Stock as BVI would have been entitled to receive as a result of such event if the Effective Time had occurred prior to the happening of such event.
          (b) From and after the Effective Time, UCBH shall pay to BVI any dividends or other distributions of any kind that are declared payable to holders of record of UCBH Common Stock.
UCBH, Buyer or the Company shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement such cash amounts as UCBH, Buyer or the Company are required to deduct and withhold under the Code, or any provision of state, local or foreign law with respect to the making of such payment. To the extent the amounts are so withheld by UCBH, Buyer or the Company such withheld amounts shall be treated for all purposes of this Agreement as having been paid to BVI.
ARTICLE III
DISCLOSURE SCHEDULES; REPRESENTATIONS
AND WARRANTIES OF THE COMPANY, THE BANK, BVI, DR. HUANG AND UCBH
     3.1. Disclosure Schedule. Prior to the execution and delivery of this Agreement, the Company, the Bank, BVI and Dr. Huang have delivered to UCBH, and UCBH has delivered to the Company, a schedule (in the case of the Company, the Bank, BVI and Dr. Huang, the “Company Disclosure Schedule,” and in the case of UCBH, the “UCBH Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party’s representations or warranties contained in Article IV, in the case of the Company, the Bank, BVI and Dr. Huang, or Article V, in the case of UCBH, or to one or more of such party’s covenants contained in Article VII.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY, THE BANK, BVI AND DR. HUANG
     Except as set forth in the Company Disclosure Schedule, the Company, the Bank, BVI and Dr. Huang, hereby represent and warrant, jointly and severally, to UCBH, as of the date hereof and as of the Closing Date, as follows:
     4.1. Corporate Organization.
          (a) The Company.

               (i) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. The Certificate of Formation and Limited Liability Company Agreement of the Company, copies of which have previously been made available to UCBH, are true, correct and complete copies of such documents as in effect as of the date of this Agreement. The Company does not have a predecessor.
               (ii) The Company (A) has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and (B) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company.
               (iii) The Company does not have, and never has had, any direct or indirect Subsidiaries other than the Bank and The China Safe Deposit Company. Except as set forth in Section 4.1(b)(iii) of the Company Disclosure Schedule, the Company does not currently own or control, directly or indirectly, any equity interest (or any debt interest convertible into an equity interest) in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity other than the Bank and The China Safe Deposit Company. Except as set forth in Section 4.1(b)(iii) of the Company Disclosure Schedule, the Company is not a participant in any joint venture, partnership or similar arrangement.
               (iv) The existing limited liability company records of the Company contain true, correct, complete and accurate records of all meetings and other limited liability company actions held or taken since September 11, 2001 of its members and managing member. All limited liability company records of the Company existing on September 11, 2001, including record books containing records of all meetings and other limited liability company actions held or taken prior to or on September 11, 2001, were destroyed in the collapse of the World Trade Center buildings in New York City on that date. Such limited liability company records were prepared in the ordinary course of business, consistent with the limited liability company records of bank holding companies having no operations and no assets other than beneficial or record ownership of equity of a bank and, were it not for their destruction, would be consistent with the other representations and warranties contained herein regarding limited liability company records of the Company.
          (b) The Bank.
               (i) The Bank is a New York state-chartered bank duly organized, duly licensed, validly existing and in good standing under the corporate and banking laws of the State of New York. The Bank is not a member of the FRB. The deposit accounts of the Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. The Organization Certificate and Bylaws of the Bank, copies of which have previously been made available to UCBH, are true, correct and complete copies of such documents as in effect as of the date of this Agreement. The Bank does not have a predecessor.
               (ii) The Bank (A) has all requisite corporate power and authority to engage in the business of commercial banking and to own or lease all of its properties and assets and to carry on its business as it is now being conducted, (B) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect and (C) has all requisite legal authority and bank regulatory good standing to consummate a merger or consolidation with and into Buyer.
               (iii) The Bank does not have any Subsidiaries other than The China Safe Deposit Company. Except as set forth in Section 4.1(b)(iii) of the Company Disclosure Schedule, the Bank does not currently own or control, directly or indirectly, any equity interest (or any debt interest convertible into an equity interest) in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity other than The China Safe Deposit Company. Except as set forth in Section 4.1(b)(iii) of the Company Disclosure Schedule, the Bank is not a participant in any joint venture, partnership or similar arrangement.
               (iv) The minute books of the Bank contain true, correct, complete and accurate records of all meetings and other corporate actions held or taken since the Bank’s incorporation of its shareholder and board of directors (including committees of its board of directors).
               (v) The FDIC premiums assessed to the Bank for the year ended December 31, 2005 were $130,474.
          (c) The China Safe Deposit Company.
               (i) The China Safe Deposit Company is a New York corporation duly incorporated, validly existing and in good standing under the corporate law of the State of New York. The Organization Certificate and Bylaws of The China Safe Deposit Company, copies of which have previously been made available to UCBH, are true and correct and complete copies of such documents as in effect as of the date of this Agreement. The China Safe Deposit Company does not have a predecessor.
               (ii) The China Safe Deposit Company (A) has all requisite corporate power and authority to carry on the business as it is now being conducted and to own or lease all of its properties and assets, and (B) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect.
               (iii) The China Safe Deposit Company does not have any Subsidiaries. The China Safe Deposit Company does not currently own or control, directly or indirectly, any equity interest (or any debt interest convertible into an equity interest) in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The China Safe Deposit Company is not a participant in any joint venture, partnership or similar arrangement.
               (iv) The minute books of The China Safe Deposit Company contain true, correct, complete and accurate records of all meetings and other corporate actions held or taken since the incorporation of The China Safe Deposit Company of its shareholder and board of directors (including committees of its board of directors).
     4.2. Capitalization.
          (a) The authorized capital of the Company consists of 100 Company Percentage Interests. As of the date of this Agreement, there are (i) 100 Company Percentage Interests issued and outstanding, all of which are owned by BVI and clear of any Liens, and (ii) no Company Percentage Interests authorized but unissued. No person other than BVI owns any ownership interest in the Company. All of the issued and outstanding Company Percentage Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any Company Percentage Interests or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any Company Percentage Interests or any other equity security of the Company. The Company does not have a stock option plan or other equity incentive plan. The existing limited liability company records of the Company, containing a list of all current and former members of the Company and their membership interests, a copy of which limited liability company records has previously been made available to UCBH, is a true and correct and complete copy of such limited liability company records as of the date of this Agreement and accurately reflects the members of record of the Company.
          (b) The authorized capital stock of the Bank consists of 209,988 shares of common stock, par value $10.00 per share (the “Bank Common Stock”). As of the date of this Agreement, there are (i) 209,988 shares of Bank Common Stock issued and outstanding, all of which are owned by the Company free and clear of any Liens, and (ii) no shares of Bank Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise. All of the issued and outstanding shares of Bank Common Stock have been duly authorized and validly issued and are fully paid, nonassessable (except as otherwise provided in Section 630 of the NYBCL) and free of preemptive rights, with no personal liability attaching to the ownership thereof (except as otherwise provided in Section 630 of the NYBCL). The Bank does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Bank Common Stock or any other equity security of the Bank or any securities representing the right to purchase or otherwise receive any shares of Bank Common Stock or any other equity security of the Bank. The Bank does not have a stock option plan or other equity incentive plan. The share journal and stock transfer ledger of the Bank, a copy of which has previously been made available to UCBH, is a true and correct and complete copy of such document as of the date of this Agreement and accurately reflects the shareholder of record of the Bank. The Bank became a Subsidiary of the Company in a transaction effective December 31, 1998 for which it had received all required approvals by the Board of Governors of the FRB, the Federal Deposit Insurance Corporation, and the New York Superintendent of Banks.
          (c) The authorized capital stock of The China Safe Deposit Company consists of 1,000 shares of common stock, par value $100 per share (the “CSD Common Stock”). As of the date of this Agreement, there are (i) 1,000 shares of CSD Common Stock issued and outstanding, all of which are owned by the Bank free and clear of any Liens, and (ii) no shares of CSD Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise. All of the issued and outstanding shares of CSD Common Stock have been duly authorized and validly issued and are fully paid, nonassessable (except as otherwise provided in Section 630 of the NYBCL) and free of preemptive rights, with no personal liability attaching to the ownership thereof. The China Safe Deposit Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of CSD Common Stock or any other equity security of The China Safe Deposit Company or any securities representing the right to purchase or otherwise receive any shares of CSD Common Stock or any other equity security of The China Safe Deposit Company. The China Safe Deposit Company does not have a stock option plan or other equity incentive plan. The share journal and stock transfer ledger of The China Safe Deposit Company, a copy of which has previously been made available to UCBH, is a true and correct and complete copy of such document as of the date of this Agreement and accurately reflects the shareholder of record of The China Safe Deposit Company. The China Safe Deposit Company became a Subsidiary of the Company in a transaction effective December 31, 1998.

     4.3. Authority; No Violation.
          (a) Each of the Company and the Bank has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the managing member of the Company and the board of directors of the Bank. No limited liability company or corporate proceedings on the part of the Company or the Bank, respectively, are necessary to approve this Agreement and to consummate the transactions contemplated hereby, except as have been previously obtained. This Agreement has been duly and validly executed and delivered by the Company and the Bank, and (assuming due authorization, execution and delivery by UCBH and Buyer) this Agreement constitutes a valid and binding obligation of each of the Company and the Bank, enforceable against each of the Company and the Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.
          (b) Neither the execution and delivery of this Agreement by the Company or the Bank, nor the consummation by the Company or the Bank of the transactions contemplated hereby, nor compliance by the Company or the Bank with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Formation, Limited Liability Company Agreement, Organization Certificate or Bylaws, as the case may be, of the Company or any of the Company’s Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of the Company’s Subsidiaries or to any of their properties or assets, or (y) except as set forth on Section 4.3(b) of the Company Disclosure Schedule, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance (a “Lien”) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which the Company or any of the Company’s Subsidiaries is a party, or by which the Company or any of the Company’s Subsidiaries or any of their properties or assets may be bound or affected.
     4.4. Consents and Approvals.
          (a) Except for (i) the filing by UCBH of any necessary application with the FRB under the Bank Holding Company Act of 1956, as amended (the “FRB Application”), and approval or waiver of such application, (ii) the filing of an application with the FDIC under the Bank Merger Act and the Riegle-Neal Banking and Branching Efficiency Act of 1994 (the “FDIC Application”) and approval of such application, (iii) the filing of applications and/or notices or notification filings, as may be required under applicable law, with the CADFI, the NYSBD, and the Federal Reserve Bank of New York (the “State Banking Approvals and Notices”), (iv) the filing of the Delaware Certificate of Merger with the Delaware Secretary, (v) the filing in the offices of the California Secretary of State and the California Commissioner of Financial Institutions pursuant to CFC Section 4887(b) of a Plan and Agreement of Merger and Certificates of Approval in substantially the forms attached hereto as Exhibits A and B, respectively, (vi) the filings in the offices of such officials of the State of New York and its political subdivisions as may be necessary or proper to effect and evidence the transactions contemplated hereby, including the New York Superintendent of Banks of a Plan of Merger and Certificates in substantially the form attached hereto as Exhibit C, (vii) filings evidencing compliance with applicable state and federal securities laws, and (viii) such filings, authorizations or approvals as are set forth in Section 4.4 of the

Company Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each, a “Governmental Entity”) or with any third party are necessary in connection with the execution and delivery by the Company and the Bank of this Agreement or the consummation by the Company and the Bank of the Merger and the other transactions contemplated hereby.
          (b) Except for the filings identified in Section 4.4(a) above, each of the Company and the Bank has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any applicable “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover laws and regulations of any state (collectively, “Takeover Laws”). Each of the Company and the Bank has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any provision in its Certificate of Formation, Limited Liability Company Agreement, Organization Certificate or Bylaws, as the case may be, concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions (collectively, “Takeover Provisions”).
     4.5. Regulatory Reports.
          (a) Each of the Company and the Bank has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2001 with (i) the FRB, (ii) the FDIC, and (iii) the NYSBD or any other state banking commission or any other state regulatory authority (each a “Regulatory Agency”), and has paid all fees and assessments due and payable in connection therewith. Except for (i) normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company or any of the Company’s Subsidiaries, and (ii) as set forth in Section 4.5(a) of the Company Disclosure Schedule, no Regulatory Agency has initiated any proceeding or, to the knowledge of the Company or any of the Company’s Subsidiaries, any investigation into the business or operations of the Company or any of the Company’s Subsidiaries since December 31, 2001. Except as set forth in Section 4.5(a) of the Company Disclosure Schedule, there is no unresolved material violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company or any of the Company’s Subsidiaries.
          (b) Section 4.5(b) of the Company Disclosure Schedule sets forth each written communication provided (whether by U.S. mail, electronic mail, private courier or otherwise) by the Bank to the Company, and each communication provided (whether by U.S. mail, electronic mail, private courier or otherwise) by the Company to BVI, since December 31, 2002, copies of which the Company has previously made available to UCBH. Neither the Company nor the Bank has registered any capital stock or transactions with the SEC under the Securities Act, and neither the Company nor the Bank is required to register with or file any reports with the SEC under Section 12, 13 or 15 of the Exchange Act. No enforcement action has been initiated against the Company or the Bank by the SEC or the FDIC relating to disclosures contained in any communication of the Bank to the Company or the Company to BVI.
     4.6. Financial Statements.
          (a) The Company has previously made available to UCBH copies of the unaudited Company-prepared financial reports of the Company and its Subsidiaries as of December 31 for the fiscal years 2003 through 2005, in each case as filed with the Federal Reserve Bank of New York with any consolidating adjustments. The September 30, 2006 unaudited Company-prepared consolidated balance sheet of the Company and the Company’s Subsidiaries fairly presents the consolidated financial position of the Company and the Company’s Subsidiaries as of the date thereof (subject to recurring audit adjustments normal in nature and amount and the disclosures made in the accompanying letter of the Company’s independent registered public accountant) as of September 30, 2006. Such consolidated balance sheet complies with applicable accounting requirements and has been prepared in accordance with GAAP (subject to the disclosures made in the accompanying letter of the Company’s independent registered public accountant). The books and records of the Company have been, and are being, maintained in accordance with regulatory accounting practices and any other applicable legal and accounting requirements and reflect only actual transactions. The Company has not changed its methods of accounting in effect at September 30, 2006, except as required by changes in GAAP or regulatory accounting practices as concurred to by the Company’s independent registered public accountant. The Company has never had any operations other than its acquisition and ownership of shares of Bank Common Stock and, except as set forth on Section 4.6(a) of the Company Disclosure Schedule, has never owned any assets other than cash, cash equivalents and shares of Bank Common Stock.
          (b) The Company has previously made available to UCBH copies of the consolidated balance sheets of the Bank and its Subsidiary as of December 31 for the fiscal years 2002 through 2005 and the related consolidated statements of income, consolidated statements of changes in shareholders’ equity and consolidated statements of cash flows for the fiscal years 2002 through 2005, in each case accompanied by the audit report of the Bank’s independent registered public accountants. The December 31, 2005 consolidated balance sheet of the Bank and its Subsidiary (including the related notes, where applicable) fairly presents the financial position of the Bank and its Subsidiary as of the date thereof, and the other consolidated financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount) the results of the operations and financial position of the Bank and its Subsidiary for the respective fiscal periods or as of the respective dates therein set forth; each of such consolidated statements, (including the related notes, where applicable) complies with applicable accounting requirements; and each of such consolidated statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of the Bank and its Subsidiary have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. The unaudited Bank-prepared financial statements of the Bank as of September 30, 2006 fairly present the financial condition of the Bank as of that date, in accordance with regulatory accounting practices. The Bank has not changed its methods of accounting in effect at December 31, 2005, except as required by changes in GAAP or regulatory accounting practices as concurred to by the Bank’s independent registered public accountants.
     4.7. Broker’s Fees. None of the Company or any of the Company’s Subsidiaries or any of their officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.
     4.8. Absence of Certain Changes or Events.
          (a) Since December 31, 2005, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company or any of the Company’s Subsidiaries.
          (b) Without limiting the generality of Section 4.8(a) hereof, since December 31, 2005, each of the Company and the Company’s Subsidiaries has conducted its business only in the ordinary course of business consistent with past practice and there has not been any:

               (i) change in the authorized or issued Company Percentage Interests or the capital stock of any of the Company’s Subsidiaries; grant by the Company or any of the Company’s Subsidiaries of any Company Percentage Interests or stock option or right to purchase Company Percentage Interests or shares of capital stock of any of the Company’s Subsidiaries; issuance of any security convertible into Company Percentage Interests or shares of capital stock of any of the Company’s Subsidiaries; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company or any of the Company’s Subsidiaries of any Company Percentage Interests or shares of capital stock of any of the Company’s Subsidiaries; or declaration or payment of any dividend or other distribution or payment in respect of Company Percentage Interests or shares of capital stock of any of the Company’s Subsidiaries;
               (ii) amendment to the Certificate of Formation, Limited Liability Company Agreement, Organization Certificate or Bylaws, as the case may be, of the Company or any of the Company’s Subsidiaries;
               (iii) increase in the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any employee, shareholder, officer or director of the Company or any of the Company’s Subsidiaries from the amount thereof in effect as of December 31, 2005 (except as disclosed in Section 4.8(b)(iii) of the Company Disclosure Schedule), grant of any severance or termination pay, entry into any contract to make or grant any severance or termination pay, or payment of any bonus (except increases, grants, arrangements and payments in the ordinary course of business consistent with past practice);
               (iv) adoption of, or any increase in the payments to or benefits under, any profit-sharing, bonus (except for bonus payments as disclosed in Section 4.8(b)(iv) of the Company Disclosure Schedule), deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company or any of the Company’s Subsidiaries, except in the ordinary course of business consistent with past practice or as required by tax law (to qualify thereunder) or otherwise by law;
               (v) damage to or destruction or loss of any asset or property of the Company or any of the Company’s Subsidiaries, whether or not covered by insurance, materially and adversely affecting the business, results of operations or financial condition of the Company or any of the Company’s Subsidiaries;
               (vi) entry into, termination of, or receipt of notice of termination of (A) any license, distributorship, dealer, sales representative, joint venture, or similar agreement, or (B) any contract or transaction not entered into in the ordinary course of business involving a total remaining commitment by or to the Company or any of the Company’s Subsidiaries of at least $50,000;
               (vii) except as set forth in Section 4.8(b)(vii) of the Company Disclosure Schedule, sale (other than sales of inventory or Other Real Estate Owned in the ordinary course of business consistent with past practice), lease, or other disposition of any asset or property of the Company or any of the Company’s Subsidiaries having a fair market value in excess of $50,000 or mortgage, pledge, or imposition of any lien or other encumbrance on any or property of the Company or any of the Company’s Subsidiaries having a fair market value in excess of $50,000;
               (viii) cancellation or waiver of any claims or rights with a value to the Company or any of the Company’s Subsidiaries in excess of $50,000;

               (ix) strike, work stoppage, slow-down or other labor disturbance, union-organizing activities or other union-sponsored activities affecting or targeting the Company or any of the Company’s Subsidiaries;
               (x) entry into a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization affecting the Company or any of the Company’s Subsidiaries; or
               (xi) agreement, whether oral or written, by the Company or any of the Company’s Subsidiaries to do or assist with any of the foregoing.
     4.9. Legal Proceedings.
          (a) Except as set forth in Section 4.9(a) of the Company Disclosure Schedule, neither the Company nor any of the Company’s Subsidiaries is a party to any, and there are no pending or, to the knowledge of the Company or any of the Company’s Subsidiaries, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of the Company’s Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.
          (b) Except as set forth in Section 4.9(b) of the Company Disclosure Schedule, there is, to the knowledge of the Company or any of the Company’s Subsidiaries, no injunction, order, judgment, decree or regulatory restriction imposed upon the Company or any of the Company’s Subsidiaries or any of their respective assets which is not of general application to companies like the Company and the Company’s Subsidiaries.
     4.10. Taxes.
          (a) All income, employment and withholding Tax Returns and all other material Tax Returns that were required to be filed (taking into account any extensions of time within which to file) by or with respect to the Company or any of the Company’s Subsidiaries have been duly and timely filed, and all such Tax Returns were and are complete and accurate in all material respects. All Taxes shown to be due on the foregoing Tax Returns or that were otherwise due and payable by the Company or any of the Company’s Subsidiaries have been timely paid in full. All Taxes that the Company or any of the Company’s Subsidiaries were obligated to withhold from amounts paid or owing to any employee, creditor, shareholder or third party have been paid over to the proper Governmental Entity in a timely manner, to the extent due and payable. No currently effective extensions or waivers of statutes of limitation have been given by or requested with respect to the filing of any Tax Returns by or with respect to the Company or any of the Company’s Subsidiaries or the assessment of any Taxes with respect to the Company or any of the Company’s Subsidiaries. No deficiencies or adjustments for any Taxes have been proposed or assessed in writing with respect to the Company or any of the Company’s Subsidiaries, and, to the knowledge of the Company, the Company’s Subsidiaries and Dr. Huang, no assessment of any deficiency or adjustment in Taxes with respect to the Company or any of the Company’s Subsidiaries has been threatened by a Governmental Entity. There is not now in progress any audit, examination or other proceeding with respect to any Tax Return of the Company or any of the Company’s Subsidiaries, and no Governmental Entity has notified the Company or any of the Company’s Subsidiaries that it intends to commence any audit, examination or other proceeding with respect to any Tax Return of the Company or any of the Company’s Subsidiaries. There are no matters under discussion with any Governmental Entity with respect to Taxes that could reasonably be expected to result in an additional amount of Taxes payable by the Company or any of the Company’s Subsidiaries. No Liens for Taxes exist with respect to any assets or properties of the Company or any of the Company’s Subsidiaries except for statutory Liens for Taxes not yet due and payable. The Company and the Company’s Subsidiaries have disclosed on their Tax Returns all positions taken therein that could reasonably be expected to give rise to the accuracy-related penalties of Section 6662 or Section 6662A of the Code but for adequate disclosure thereof. The Company has heretofore delivered to UCBH true, correct and complete copies of all of the Company’s and the Company’s Subsidiaries’ federal and state Tax Returns for the respective tax years ended December 31, 2001 through December 31, 2005, and no amendments or other changes have been made thereto since the date of such delivery.
          (b) The Company has made adequate provision in its unaudited consolidated balance sheet dated September 30, 2006 (in accordance with GAAP) for all unpaid Taxes of the Company and the Company’s Subsidiaries, and the charges, accruals, and reserves with respect to unpaid Taxes on the respective books of the Company and the Company’s Subsidiaries are adequate (as determined in accordance with GAAP) and are at least equal to the liabilities for unpaid Taxes of the Company and the Company’s Subsidiaries. Since December 31, 2005, neither the Company nor the Company’s Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses (as such terms are used in GAAP).
          (c) The Merger, either by itself or in conjunction with any other transaction that the Company or any of the Company’s Subsidiaries may have entered into or agreed to, will not give rise to any liability for Taxes under Section 355(e) of the Code for which the Company or any of the Company’s Subsidiaries may in any way be held liable. Neither the Company nor any of the Company’s Subsidiaries has participated in any transaction that will make the Company or any of the Company’s Subsidiaries in any way liable for any liability for Taxes under Section 355(e) of the Code.
          (d) Neither the Company nor any of the Company’s Subsidiaries is now or has ever been a member of any affiliated, combined, unitary or similar group filing a consolidated, combined, unitary or similar federal or state income Tax Return (other than a group the common parent of which is the Company), and the Company and the Company’s Subsidiaries have no liability for the Taxes of any other party (other than the Company or the Company’s Subsidiaries) under Treasury Regulations §1.1502-6 (or any similar provision of state, local or foreign law), including as a transferee or successor, by contract, or otherwise. Except as disclosed in Section 4.5(b) of the Company Disclosure Schedule, there exists no tax sharing, tax allocation or other similar agreement between the Company or any of the Company’s Subsidiaries and any other party.
          (e) No claim has ever been made by an authority in a jurisdiction where the Company or any of the Company’s Subsidiaries does not file Tax Returns that the Company or any of the Company’s Subsidiaries is or may be subject to taxation by that jurisdiction, nor, to the knowledge of the Company, the Company’s Subsidiaries or Dr. Huang, is there any valid basis for any such claim.
          (f) Neither the Company nor any of the Company’s Subsidiaries has been a “United States real property holding corporation” within the meaning of Section 897 of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
          (g) The Company and the Company’s Subsidiaries are in compliance in all material respects with, and their respective records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

          (h) The Company is now and has at all times been classified as an association taxable as a corporation for federal income tax purposes. The Company has no excess loss account, as such term is used in Section 1.1502-19 of the Treasury Regulations, with respect to any capital stock of any Subsidiary. Neither the Company nor any of its Subsidiaries has outstanding any items that can give rise to taxable gain under Section 1.1502-13 of the Treasury Regulations.
          (i) BVI’s adjusted tax basis in the Owner Debt, prior to its contribution thereof to the Company, was, for federal income tax purposes, not less than the outstanding balance thereof.
     4.11. Employee Benefit Plans.
          (a) Section 4.11(a) of the Company Disclosure Schedule sets forth a true and correct and complete list of (i) each incentive compensation plan, deferred compensation plan and equity compensation plan; (ii) each “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA); (iii) each “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); (iv) each employment, termination or severance agreement; and (v) each other employee benefit plan, fund, program, agreement or benefit arrangement that is sponsored or maintained, or to which contributions are made or required to be made, by the Company, the Bank or any of the Company’s ERISA Affiliates for the benefit of any current or former employee, officer, director or consultant (or any of their dependents) of the Company or the Bank or any of the Company’s ERISA Affiliates (the “Company Plans”).
          (b) The Company has heretofore provided or made available to UCBH true and correct and complete copies of each of the Company Plans (or, with respect to any Company Plan that is unwritten, a detailed written description of such Company Plan) and each of the following documents, if applicable: (i) the actuarial report for each Company Plan for each of the last three (3) years, (ii) the most recent determination letter from the Internal Revenue Service for each Company Plan, (iii) a copy of the most recent summary plan description required for each Company Plan under ERISA, (iv) a copy of the Form 5500 (with attachments) filed with the Internal Revenue Service for each Company Plan for each of the last three (3) years, (v) the most recent summary annual report for each Company Plan, (vi) all trust agreements, insurance contracts, or funding instruments related to each Company Plan, (vii) all rulings, no-action letters, or advisory opinions from any governmental authority with respect to any Company Plan, and (viii) all summary material modifications and employee handbooks regarding Company Plans.
          (c) Each of the Company Plans is in compliance in all material respects with the applicable provisions of the Code and ERISA (including, but not limited to the Health Insurance Portability and Accountability Act of 1996, the Uruguay Round Agreements Act, the Small Business Job Protection Act of 1996, the Uniformed Services Employment, Reemployment Rights Act of 1994, the Taxpayer Relief Act of 1997, the Internal Revenue Service Restructuring and Reform Act of 1998, the Community Renewal Tax Relief Act of 2000, the Economic Growth and Tax Relief Reconciliation Act of 2001, the American Jobs Creation Act of 2004 and the Pension Protection Act of 2006); each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, or the prototype plan on which any Company Plan is based, has received a favorable determination letter from the IRS; no Company Plan has a material accumulated or waived funding deficiency within the meaning of Section 412 of the Code; none of the Company, the Bank, or any ERISA Affiliate has incurred, directly or indirectly, any liability to or on account of any Company Plan pursuant to Title IV of ERISA (other than Pension Benefit Guaranty Corporation premiums); no proceedings have been instituted by the Pension Benefit Guaranty Corporation to terminate any Company Plan that is subject to Title IV of ERISA; no “reportable event,” as such term is defined in Section 4043(c) of ERISA, has occurred with respect to any Company Plan (other than a reportable event with respect to which the notice period has been waived); and to the knowledge of the Company and the Company’s Subsidiaries, no condition exists that presents a risk to the Company or the Bank of incurring a liability to or on account of any Company Plan pursuant to Title IV of ERISA; no Company Plan is a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) and no Company Plan is a multiple employer plan as defined in Section 413 of the Code; and there are no pending or, to the knowledge of the Company or any of the Company’s Subsidiaries, threatened claims (other than routine claims for benefits) by, on behalf of or against any of Company Plans or any trusts related thereto. All contributions (including all employer contributions and employee contributions) that have been required to have been paid with respect to each Company Plan have been paid within the time required by the Company Plan or the Code. Except as required by the Code or law, the consummation of the transactions contemplated by this Agreement will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any employee or director of the Company or any of the Company’s Subsidiaries under any Company Plan. No Company Plan provides for any payment or funding for the continuation of medical, dental, life or disability coverage for any employee or former employee of the Company or any of the Company’s Subsidiaries for any period of time beyond termination of service or the end of the current plan year (except to the extent of coverage required under the Comprehensive Omnibus Budget Reconciliation Act of 1986, as amended).
          (d) Neither the Company nor any of the Company’s Subsidiaries has made or become obligated to make, nor will UCBH, Buyer, the Company or any of the Company’s Subsidiaries, as a result of any event connected with any transaction contemplated hereby and/or any termination of employment related to such transaction, make or become obligated to make, any “excess parachute payment,” as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof) (or any corresponding provision of state, local or foreign law), or any amount that would not be fully deductible by reason of Section 162(m) of the Code (or any corresponding provision of state, local or foreign law).
          (e) To the knowledge of the Company, each Employee Benefit Plan of the Company or a Company Subsidiary that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated since January 1, 2005, in good faith to the extent necessary to avoid noncompliance with Code Section 409A.
     4.12. Disclosure Controls and Procedures. None of the records, systems, controls, data or information of the Company or any of the Company’s Subsidiaries are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company or the Company’s Subsidiaries, except as would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls of the Company or any of the Company’s Subsidiaries described in the next sentence. The Company and the Company’s Subsidiaries have devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.
     4.13. Company Information. The information relating to the Company and the Company’s Subsidiaries that has been or will be provided to UCBH by the Company or any of the Company’s Subsidiaries or any of their representatives for inclusion in any document filed by UCBH with any Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.
     4.14. Compliance with Applicable Law. Each of the Company and the Company’s Subsidiaries:

          (a) except as set forth in Section 4.14(a) of the Company Disclosure Schedule, is in compliance (and has not been advised that it is not in compliance) in the conduct of its business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, permits, licenses, franchises, certificates of authority, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, if and to the extent applicable, the Bank Holding Company Act of 1956, as amended, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”), and all other applicable fair lending and fair housing laws or other laws relating to discrimination (including, without limitation, anti-redlining, equal credit opportunity and fair credit reporting), truth-in-lending, real estate settlement procedures, adjustable rate mortgages disclosures or consumer credit (including, without limitation, the federal Consumer Credit Protection Act, the federal Truth-in Lending Act and Regulation Z thereunder, the federal Real Estate Settlement Procedures Act of 1974 and Regulation X thereunder, and the federal Equal Credit Opportunity Act and Regulation B thereunder) or with respect to the Flood Disaster Protection Act, except where such failure to be in compliance would not have a Material Adverse Effect;
          (b) has all permits, licenses, franchises, certificates, orders, and approvals of, and has made all filings, applications, and registrations with, Governmental Entities that are required in order to permit it to carry on its business as currently conducted;
          (c) has, since December 31, 2001, received no notification or communication from any Governmental Entity (i) asserting that the Company or any of the Company’s Subsidiaries is not in compliance with any statutes, regulations or ordinances, except for examination comments provided in examination reports issued to the Company and the Company’s Subsidiaries, (ii) threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization, or (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, the Bank’s FDIC deposit insurance; and
          (d) except as set forth in Section 4.14(d) of the Company Disclosure Schedule or noted in the examination reports issued to the Company and the Company’s Subsidiaries, is not a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter, resolution of the Company’s board of directors, or similar submission to, any Governmental Entity charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of deposits (including, the FDIC and NYSBD) or the supervision or regulation of the Company or any of the Company’s Subsidiaries, and neither the Company nor any of the Company’s Subsidiaries has been advised in writing by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.
          (e) is working to achieve, and as of the Effective Time will be in, compliance in all respects with the Consent Order to Cease and Desist issued by the NYSBD on or about March 16, 2004, the Order to Cease and Desist issued by the FDIC on or about March 16, 2004 and the Cease and Desist Order issued by the Board of Governors of the Federal Reserve System on or about May 6, 2004 (the “FRB Order”). Neither the Federal Reserve Bank of New York nor the Director of the Division of Banking Supervision and Regulation of the Board of Governors has ever made or threatened a determination that Dr. Huang, or, where applicable, the Company, has violated any of the provisions of paragraphs 1 through 5 of the FRB Order.

     4.15. Contracts.
          (a) Neither the Company nor any of the Company’s Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in (x) any payment or benefits (whether of severance pay or otherwise) becoming due, or any increase in the amount of or acceleration or vesting of any rights to any payment or benefits, from UCBH, the Company, or any of their respective Subsidiaries to any director, officer, employee or consultant thereof or (y) the invalidity, unenforceability or discontinuation of any such contract, arrangement, commitment or understanding, whether in whole or in part, (iii) which is not entered into in the ordinary course of business and is not terminable without cause on sixty (60) days or less notice or involves the payment of more than $50,000 per annum, (iv) which materially restricts the conduct of any line of business by the Company or any of the Company’s Subsidiaries, or (v) which provides recourse to the Company or any of the Company’s Subsidiaries in connection with the sale of any loan or other extension of credit (excluding customary short-term rights of recourse for fraudulent application statements in connection with the sale of conforming residential mortgage loans). Each contract, arrangement, commitment or understanding of the type described in this Section 4.15(a) is referred to herein as a “Company Contract.” The Company has previously delivered or made available to UCBH true and correct and complete copies of each Company Contract.
          (b) (i) Each Company Contract is a valid and binding obligation of the Company or a Subsidiary of the Company, as the case may be, and is in full force and effect, (ii) each of the Company and the Company’s Subsidiaries has performed all material obligations required to be performed by it to date under each Company Contract, (iii) no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default on the part of the Company or any of the Company’s Subsidiaries under any Company Contract, and (iv) no other party to such Company Contract is, to the knowledge of the Company or the Company’s Subsidiaries, in default in any respect thereunder.
          (c) The Company has not entered into a confidentiality agreement or other similar agreement with any third party (other than UCBH) pursuant to which the Company has contemplated the disclosure of confidential information of the Company.
     4.16. Environmental Matters.
          (a) Each of the Company and the Company’s Subsidiaries, and to the knowledge of the Company and the Company’s Subsidiaries, all Company Real Property and Other Real Estate Owned, are and have been in compliance with all applicable Environmental Laws and neither the Company nor any of the Company’s Subsidiaries has received any notice of violation of any Environmental Laws in the past three (3) years.
          (b) There is no suit, claim, action, proceeding, demand or investigation pending, or to the knowledge of the Company or any of the Company’s Subsidiaries, threatened against any of them or against any borrower of the Company or any of the Company’s Subsidiaries (a “Borrower”) or with respect to which any Company Real Property and Other Real Estate Owned may be the subject involving (i) the actual or alleged violation of any Environmental Law, (ii) the actual or alleged release, discharge, spill, disposal or other presence of, or exposure to any Hazardous Material (including, without limitation, any toxic tort claims) on, from, into or under any Company Real Property or Other Real Estate Owned, or (iii) the actual or alleged liability of the Company or any of the Company’s Subsidiaries

relating to the offsite treatment, transport or disposal, or the arrangement for the offsite treatment, transport or disposal of any Hazardous Materials.
          (c) To the knowledge of the Company and the Company’s Subsidiaries, no portion of any Company Real Property has contained any underground storage tank, surface impoundment or been used as a landfill. To the knowledge of the Company and the Company’s Subsidiaries, none of the Company Real Properties has been the subject of a release, discharge, spill or disposal of any Hazardous Materials. To the knowledge of the Company and the Company’s Subsidiaries, no asbestos, lead paint, radon or mold is present at any Company Real Property.
          (d) The Company and the Company’s Subsidiaries have obtained and currently maintain all material environmental permits, certificates, licenses, franchises, approvals, and authorizations, required under applicable Environmental Laws, for the ownership, operation and use of the Company Real Property (collectively, the “Environmental Permits”). The Company and the Company’s Subsidiaries have at all times operated in material compliance with the terms of the Environmental Permits and none of them has received any notice of violation with respect thereto in the past three (3) years. The consummation of the transactions contemplated by this Agreement will not cause the revocation or cancellation of any material Environmental Permit, nor will it require the filing of any notification or application with any Governmental Entity, whose consent is a condition to the continued effectiveness of any Environmental Permit on and after the Effective Date.
          (e) Neither the Company nor any the Company’s Subsidiaries is a party to any contract or agreement of any kind whatsoever with regard to any Company Real Property or Loan Property pursuant to which any of them may be held to have assumed or agreed to be responsible for any current or contingent liabilities with respect to Hazardous Materials.
          (f) All material environmental audit, inspection, remediation and closure reports in the possession or within the control of the Company or any of the Company’s Subsidiaries with respect to any Company Real Property and Other Real Estate Owned shall be made available to Buyer upon request, pursuant to Section 8.3 hereof.
     4.17. Derivative Transactions. As of the date hereof, neither the Company nor any of the Company’s Subsidiaries has any outstanding Derivative Transaction for its own account or for the account of any of its customers.
     4.18. Approvals. As of the date of this Agreement, neither the Company nor any of the Company’s Subsidiaries knows of any reason why all regulatory approvals applicable to it from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained.
     4.19. Loans and Deposits.
          (a) Except as listed on Section 4.19(a) of the Company Disclosure Schedule, as of October 31, 2006, neither the Company nor any of the Company’s Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) over ninety (90) days delinquent in payment of principal or interest or, to the knowledge of the Company or any of the Company’s Subsidiaries, is in violation of a material non-monetary covenant or obligation, or (ii) Loan with any director, executive officer or five percent (5.0%) or greater shareholder of the Company, or, to the knowledge of the Company or any of the Company’s Subsidiaries, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 4.19(a)

of the Company Disclosure Schedule sets forth (x) all of the Loans of the Company or any of the Company’s Subsidiaries that as of October 31, 2006 were classified by any internal or external examiner as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (y) by category of Loan (i.e., commercial, consumer, etc.) all of the Loans of the Company or any of the Company’s Subsidiaries which were classified as of October 31, 2006, and (z) each asset of the Company or any of the Company’s Subsidiaries that as of October 31, 2006, was classified as “Other Real Estate Owned” and the book value thereof.
          (b) Each Loan in excess of $50,000 (i) is evidenced by notes, written agreements or other written evidences of indebtedness that are true, correct, complete and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected, and (iii) to the knowledge of the Company, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
          (c) Section 4.19(c)-1 of the Company Disclosure Schedule sets forth a true and accurate list as of October 31, 2006 of all of the Company’s Loans in excess of $1 million together with the then-current balance of and accrued interest on each such Loan, the identity of the borrower thereunder (including a brief description of the nature of the business conducted by such borrower), and the category of Loan (i.e., commercial, consumer, etc.). Section 4.19(c)-2 of the Company Disclosure Schedule sets forth a true and correct and complete list as of October 31, 2006 of all of the Company’s depositors with deposits in excess of $500,000 together with the amount thereof and the identity of the depositor (including a brief description of the nature of the business conducted by such depositor).
     4.20. Property.
          (a) The Company or a Company Subsidiary, as applicable, owns, with good and marketable title in the case of real property (other than real property classified as “Other Real Estate Owned”), subject only to the matters permitted by the following sentence, all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) reflected as owned in the books and records of the Company, including all of the material properties and assets reflected in the interim unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2006, that has been delivered to UCBH prior to the date of this Agreement (except for personal property sold since September 30, 2006 in the ordinary course of business of the Company and the Company’s Subsidiaries consistent with past practice) and all of the properties and assets purchased or otherwise acquired by the Company or any of the Company’s Subsidiaries since September 30, 2006 (except for personal property acquired and sold since such date in the ordinary course of business of the Company and the Company’s Subsidiaries consistent with past practice). All material properties and assets (other than property classified as “Other Real Estate Owned”) reflected in the interim unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2006 that has been delivered to UCBH prior to the date of this Agreement are free and clear of all Liens (and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature) except for, with respect to all such properties and assets, (i) Liens on such properties or assets securing liabilities or obligations disclosed on the interim unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2006, with respect to which, to the knowledge of the Company or any of the Company’s Subsidiaries, no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (ii) Liens on such property or assets incurred after September 30, 2006 to finance the acquisition of such property or assets or the construction of improvements thereon

(such Liens being limited to the property or assets so acquired or improved, as the case may be), with respect to which, to the knowledge of the Company or any of the Company’s Subsidiaries, no default (or event that, with notice or lapse of time or both, would constitute a default) exists under the underlying agreement, (iii) Liens for Taxes not yet due or payable or which are being contested in good faith, (iv) mechanics’, carriers’, warehousemen’s, workers’ and other similar Liens, (v) Liens on property or assets incurred in the ordinary course of business, and (vi) with respect to real property, (A) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Company or any of the Company’s Subsidiaries, (B) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto, and (C) easements, rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any other nature that do not materially impair the use of the underlying property in the ordinary course. All leases pursuant to which the Company or any of the Company’s Subsidiaries, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms, and to the knowledge of the Company or any of the Company’s Subsidiaries, none of the Company or any of the Company’s Subsidiaries is in default, or has received written notice of any default, thereunder.
          (b) The building, plants, structures, and equipment of the Company and the Company’s Subsidiaries are sufficient for the continued conduct of the businesses of the Company and the Company’s Subsidiaries after the Effective Time in substantially the same manner as conducted prior to the Effective Time, except where any failure would not have a Material Adverse Effect.
     4.21. Labor Matters.
          (a) There is no application or petition for certification of a collective bargaining agent or for union representation pending or, to the knowledge of the Company or any of the Company’s Subsidiaries, threatened in writing against the Company or any of the Company’s Subsidiaries, and no employees of the Company’s or any of the Company’s Subsidiaries are or have been since December 31, 2005 represented by any union or other bargaining representative. To the knowledge of the Company and the Company’s Subsidiaries, since December 31, 2005, no union has attempted to organize any group of employees of the Company or any of the Company’s Subsidiaries, and no group of employees of the Company or any of the Company’s Subsidiaries has sought at any time during the last three (3) years to organize themselves into a union or similar organization for the purpose of collective bargaining. To the knowledge of the Company and the Company’s Subsidiaries, there are no pending or threatened strikes, slowdowns, pickets or work stoppage by any employees of the Company or any of the Company’s Subsidiaries.
          (b) There are no pending or, to the knowledge of the Company or any of the Company’s Subsidiaries, threatened material unfair labor practice charges or employee grievance charges with the National Labor Relations Board or any comparable state or local agency against the Company or any of the Company’s Subsidiaries.
          (c) With respect to the businesses of the Company and the Company’s Subsidiaries, there have not been in the past five (5) years any investigations, inspections or material citations for violations of OSHA, any of the regulations promulgated pursuant to OSHA, or any other statute, ordinance, rule or regulations establishing standards of workplace safety, and no such investigations, inspections or citations are pending or, to the knowledge of the Company or any of the Company’s Subsidiaries, threatened.
     4.22. Insurance. Schedule 4.22 of the Company Disclosure Schedule lists and describes each insurance policy maintained by or on behalf of the Company or any of the Company’s Subsidiaries with respect to their properties, assets and businesses, together with a claims history for the past two (2) years. In the best judgment of the management of the Company, such insurance coverage is adequate for the Company and the Company’s Subsidiaries, and all material claims under the policies listed on Schedule 4.22 of the Company Disclosure Schedule have been filed in due and timely fashion. All of such insurance policies are in full force and effect, and neither the Company nor any of the Company’s Subsidiaries has, since January 1, 2003, been (i) in default with respect to its obligations under any such insurance policies or (ii) denied insurance coverage. Since December 31, 2005, there has not been any damage to, destruction of, or loss of any assets of the Company or any of the Company’s Subsidiaries not covered by insurance that could have a Material Adverse Effect on the Company or any of the Company’s Subsidiaries. Neither the Company nor any of the Company’s Subsidiaries has any self-insurance or co-insurance programs, and the reserves set forth on the consolidated balance sheet of the Company as of December 31, 2005 are adequate to cover all anticipated liabilities with respect to any such self-insurance or co-insurance programs.
     4.23. Absence of Undisclosed Liabilities. To the knowledge of the Company, except for items for which reserves have been established in the Company’s September 30, 2006 interim unaudited consolidated balance sheet, which has been delivered to UCBH and which, as of September 30, 2006, did not reflect any overstated assets, neither the Company nor any of the Company’s Subsidiaries has incurred or discharged, or is legally obligated with respect to, any indebtedness, liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar arrangement) or obligation (accrued or contingent, whether due or to become due, and whether or not subordinated to the claims of its general creditors), other than as a result of operations in the ordinary course of business after such date. No agreement pursuant to which any loans or other assets have been or will be sold by the Company or any the Company’s Subsidiaries entitles the buyer of such loans or other assets, unless there is a material breach of a representation or covenant by the Company or any of the Company’s Subsidiaries, as the case may be, to cause the Company or any of the Company’s Subsidiaries to repurchase such loan or other asset or to pursue any other form of recourse against the Company or any of the Company’s Subsidiaries (other than customary short term rights of recourse for fraudulent application statements in connection with the sale of conforming residential mortgage loans). Neither the Company nor any of the Company’s Subsidiaries has knowingly made any representation or covenant in any such agreement that contained or shall contain any untrue statement of a material fact or omitted or shall omit a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such representations and/or covenants were made or shall be made, not misleading. No cash, stock or other dividend or any other distribution with respect to Company Percentage Interests or Bank Common Stock has been declared, set aside or paid, nor has any of the Company Percentage Interests or Bank Common Stock been repurchased, redeemed or otherwise acquired, directly or indirectly, by the Company or any of the Company’s Subsidiaries, as the case may be, since December 31, 2004.
     4.24. Qualification as Reorganization. Neither the Company nor any of the Company’s Subsidiaries has taken or agreed to take any action or failed to take any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Neither the Company nor any of the Company’s Subsidiaries is aware of any fact, condition or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
     4.25. Offices and ATMs. Set forth in Section 4.25 of the Company Disclosure Schedule is a list of the headquarters of each of the Company and the Company’s Subsidiaries (identified as such) and each of the offices and automated teller machines (“ATMs”) maintained and operated (or to be maintained and operated) by the Company or any of the Company’s Subsidiaries (including, without limitation, representative and loan production offices and operations centers, if any) and the location thereof. Except as set forth in the Company Disclosure Schedule, neither the Company nor the Bank maintains any other office or ATM or conducts business at any other location, and neither the Company nor the Bank has applied for or received permission to open any additional office or operate at any other location. Each ATM maintained and operated by the Company or any of the Company’s Subsidiaries is compliant with current industry standards.
     4.26. Community Reinvestment Act. The Bank received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act, which rating was released by the FDIC on April 11, 2006. Neither the Company nor the Bank has been advised of any concerns regarding its compliance with the Community Reinvestment Act by any Governmental Entity.
     4.27. Bank Secrecy Act. Except as set forth in Section 4.27 of the Company Disclosure Schedule, neither the Company nor the Bank has been advised of any current or pending supervisory enforcement actions to be taken by the FRB, FDIC or NYSBD against the Company or the Bank regarding its compliance with the Bank Secrecy Act (31 U.S.C. Section 5322, et seq.) or related state or federal anti-money laundering laws, regulations and guidelines, including, without limitation, those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.
     4.28. Trust Administration. The Bank does not presently exercise trust powers, including, but not limited to, trust administration, and has never in the past exercised such trust powers. The term “trusts” as used in this Section 4.28 includes (i) any and all common law or other trusts between an individual, corporation or other entities and the Bank, as trustee or co-trustee, including, without limitation, pension or other qualified or nonqualified employee benefit plans, compensation trusts, testamentary trusts, inter vivos trusts and charitable trust indentures; (ii) any and all decedents’ estates where the Bank is serving or has served as a co-executor or sole executor, personal representative or administrator, administrator de bonis non, administrator de bonis non with will annexed, or in any similar fiduciary capacity; (iii) any and all guardianships, conservatorships or similar positions where the Bank is serving or has served as a co-grantor or a sole grantor or a conservator or a co-conservator of the estate, or any similar fiduciary capacity; and (iv) any and all agency and/or custodial accounts and/or similar arrangements, including plan administrator for employee benefit accounts, under which the bank is serving or has served as an agent or custodian for the owner or other party establishing the account with or without investment authority.
     4.29. Investment Management and Related Activities. None of the Company or the Company’s Subsidiaries or their respective directors, officers or employees is required to be registered, licensed or authorized under the laws or regulations issued by any Governmental Entity, as an investment adviser, a broker, dealer, an insurance salesperson or agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Entity.
     4.30. Cancellation of Debt and Contribution to the Company. BVI has contributed the Owner Debt to the capital of the Company without the issuance of any new or additional membership interest by the Company in exchange therefor, and the Owner Debt has been cancelled. BVI and the Company have delivered evidence of the foregoing to UCBH and Buyer.

     4.31. Rule 145 Affiliates. Dr. Huang and BVI are the only “affiliates” of the Company as that term is used in Rule 145 under the Securities Act. There exists no such affiliate other than Dr. Huang and BVI.
     4.32. Full Disclosure. The representations and warranties contained in this Article IV do not contain any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV, in light of the circumstances under which they were made, not misleading.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF UCBH
     Except as set forth in the UCBH Disclosure Schedule, UCBH hereby represents and warrants to the Company, BVI, Dr. Huang and the Bank, as of the date hereof and as of the Closing Date, as follows:
     5.1. Corporate Organization. UCBH is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Buyer is a limited liability company duly organized, validly existing and in good standing under laws of the State of Delaware. Each of UCBH and Buyer (a) has all requisite power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and (b) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not (i) prevent or delay UCBH or Buyer from performing its obligations hereunder or (ii) adversely affect the ability of UCBH or Buyer to consummate the transactions contemplated hereby. UCBH is supervised by the FRB as a bank holding company under the Bank Holding Company Act of 1956, as amended. The Certificate of Incorporation and Bylaws of UCBH and the Certificate of Formation and Limited Liability Company Agreement of Buyer, copies of all of which have previously been made available to the Company, are true and correct and complete copies of such documents as in effect as of the date of this Agreement.
     5.2. Authority; No Violation.
          (a) Each of UCBH and Buyer has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the board of directors of UCBH and by UCBH in its capacity as the sole member of Buyer pursuant to applicable law, and no other corporate proceedings on the part of UCBH or limited liability company proceedings on the part of Buyer are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by UCBH and Buyer and (assuming due authorization, execution and delivery by the Company, BVI and Dr. Huang) this Agreement constitutes a valid and binding obligation of UCBH and Buyer, enforceable against UCBH and Buyer in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.
          (b) Neither the execution and delivery of this Agreement by UCBH and Buyer nor the consummation by UCBH and Buyer of the transactions contemplated hereby, nor compliance by UCBH and Buyer with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of UCBH or the organizational documents of Buyer or any of UCBH’s other Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 5.3 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to UCBH or Buyer or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon, any of the respective properties or assets of UCBH or Buyer or any of UCBH’s other Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which UCBH or Buyer or any of UCBH’s other Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not (i) prevent or delay UCBH or Buyer from performing its obligations hereunder or (ii) adversely affect the ability of UCBH or Buyer to consummate the transactions contemplated hereby.
     5.3. Consents and Approvals. Except for (a) the filing of the FRB Application and the FDIC Application and approval or waiver of such applications, (b) the filing of the State Banking Approvals and Notices, (c) the filing of the Delaware Certificate of Merger with the Delaware Secretary, (d) the filing in the offices of the California Secretary of State and the California Commissioner of Financial Institutions pursuant to CFC Section 4887(b) of a Plan and Agreement of Merger and Certificates of Approval in substantially the forms attached hereto as Exhibits A and B, respectively, (e) the filings in the offices of such officials of the State of New York and its political subdivisions as may be necessary to prepare to effect and evidence the transactions contemplated hereby, including the New York superintendent of Banks of a Plan of Merger and Certificates in substantially the form attached hereto as Exhibit C, (f) filings evidencing compliance with applicable state and federal securities laws, and (g) such filings, authorizations or approvals as may be set forth in Section 5.3 of the UCBH Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with the execution and delivery by UCBH or Buyer of this Agreement or the consummation by Buyer of the Merger and the other transactions contemplated hereby. No vote of any stockholders of UCBH is required to approve this Agreement or to consummate the transactions contemplated hereby.
     5.4. Broker’s Fees. None of UCBH or Buyer or UCBH’s other Subsidiaries or any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that UCBH has engaged Sandler O’Neill & Partners, L.P. (“SOP”) as its financial advisor and will pay a fee to SOP for a written opinion by SOP to the effect that, subject to the matters set forth therein, the terms and conditions of the Merger are fair to UCBH’s shareholders from a financial point of view.
     5.5. UCBH Information. The information relating to UCBH and UCBH’s Subsidiaries, including Buyer, to be contained in any document filed with any Governmental Entity, including but not limited to the SEC, or provided to the Company’s shareholders in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.
     5.6. Ownership of Company Percentage Interests and Bank Common Stock. Neither UCBH nor any of its Subsidiaries, including Buyer, or affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any Company Percentage Interests or shares of Bank Common Stock.

     5.7. Access to Funds. UCBH has, and on the Closing Date will have, available shares of UCBH Common Stock authorized to enable it to consummate the Merger. UCBH will cause Buyer or UCB to have sufficient shares and funds on the Closing Date to pay the aggregate Merger Consideration, including the Cash Amount, pursuant to the terms of this Agreement.
     5.8. Approvals. As of the date of this Agreement, UCBH knows of no reason why all regulatory approvals applicable to it from any Governmental Entity required for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) should not be obtained on a timely basis.
     5.9. Legal Proceedings. Neither UCBH nor Buyer is a party to any, and there are no pending or, to UCBH’s knowledge, threatened, legal, administrative, or arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature that, individually or in the aggregate, would (i) delay or prevent UCBH or Buyer from performing their respective obligations hereunder or (ii) adversely affect the ability of UCBH or Buyer to consummate the transactions contemplated hereby.
     5.10. Compliance with Applicable Law. UCBH and each of UCBH’s Subsidiaries, including Buyer:
          (a) is in compliance in all material respects, in the conduct of its business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, permits, licenses, franchises, certificates of authority, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, if and to the extent applicable, the Sarbanes-Oxley Act of 2002, the Bank Holding Company Act of 1956, as amended, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, and all other applicable fair lending and fair housing laws or other laws relating to discrimination (including, without limitation, anti-redlining, equal credit opportunity and fair credit reporting), truth-in-lending, real estate settlement procedures, adjustable rate mortgages disclosures or consumer credit (including, without limitation, the federal Consumer Credit Protection Act, the federal Truth-in Lending Act and Regulation Z thereunder, the federal Real Estate Settlement Procedures Act of 1974 and Regulation X thereunder, and the federal Equal Credit Opportunity Act and Regulation B thereunder) or with respect to the Flood Disaster Protection Act, and, as of the date hereof, UCB has a Community Reinvestment Act rating of “satisfactory” or better;
          (b) has all permits, licenses, franchises, certificates, orders, and approvals of, and has made all filings, applications, and registrations with, Governmental Entities that are required in order to permit UCBH and each of UCBH’s Subsidiaries to carry on its business as currently conducted;
          (c) has, since December 31, 2001, received no notification or communication from any Governmental Entity (i) asserting that UCBH or any of UCBH’s Subsidiaries, including Buyer, is not in compliance with any statutes, regulations or ordinances, (ii) threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization, or (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, Buyer’s FDIC deposit insurance; and
          (d) is not a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter, resolution of UCBH’s board of directors, or similar submission to, any Governmental Entity charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits (including, the FDIC) or the supervision or regulation of UCBH or any of UCBH’s Subsidiaries, including Buyer, and neither UCBH nor any of UCBH’s Subsidiaries has been advised in writing by any such Governmental

Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.
     5.11. Regulatory Reports. UCBH and each of UCBH’s Subsidiaries, including UCB, has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2001 with any Regulatory Agency (collectively, the “UCBH Reports”) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of UCBH and UCBH’s Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the knowledge of UCBH, investigation into the business or operations of UCBH or any of UCBH’s Subsidiaries, including Buyer, since December 31, 2001. Except as set forth in Section 5.11 of the UCBH Disclosure Schedule, there is no unresolved material violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of UCBH or any of UCBH’s Subsidiaries. UCBH has been and is in compliance in all material respects with the applicable listing requirements of the NASDAQ. UCBH has an appropriate insider trading policy in place and has established and applied reasonable internal controls and procedures to ensure compliance with the insider trading policy.
     5.12. Full Disclosure. The representations and warranties contained in this Article V do not contain any untrue statement of any fact or omit to state any fact necessary in order to make the statements and information contained in this Article V, in light of the circumstances under which they were made, not misleading.
     5.13. Capitalization.
          (a) The authorized capital stock of UCBH consists of 180,000,000 shares of UCBH Common Stock and 10,000,000 shares of UCBH Preferred Stock. As of September 30, 2006, there were (i) 94,556,354 shares of UCBH Common Stock issued and outstanding, (ii) no shares of UCBH Preferred Stock outstanding, and (iii) 14,855,766 shares of UCBH Common Stock reserved for issuance pursuant to the option plans described in Section 5.13 of the UCBH Disclosure Schedule (“UCBH Option Plans”). All of the issued and outstanding shares of UCBH Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The shares of UCBH Common Stock to be issued in the Merger have been duly authorized and, if and when issued in the Merger, will be validly issued, fully paid and nonassessable, and free of preemptive rights, with no personal liability attaching to the ownership thereof. The exercise price of each option issued under the UCBH Option Plans (a “UCBH Option”) has been no less than the fair market value of a share of UCBH Common Stock as determined on the date of grant of such UCBH Option. All grants of UCBH Options were validly issued and properly approved by the board of directors of UCBH (or a duly authorized committee or subcommittee thereof) in material compliance with all applicable laws and recorded on UCBH’s financial statements in accordance with GAAP, and no such grants involved any “back dating,” “forward dating,” or similar practices with respect to the effective date of grant. Except as disclosed in UCBH’s Annual Report for the fiscal year ending December 31, 2005 on Form 10-K (including the Certificate of Designation, Preferences and Rights of Series A Participating Preferred Stock and the Rights Agreement dated as of January 28, 2003, both of which are listed as exhibits thereto, and exercise rights disclosed therein), UCBH does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of UCBH Capital Stock or any other equity security of UCBH or any securities representing the right to purchase or otherwise receive any shares of UCBH Capital Stock or any other equity security of UCBH.

          (b) The authorized capital stock of UCB consists of 150,000 shares of common stock, of which all such shares are outstanding on the date hereof. All of the issued and outstanding shares of UCB are owned by UCBH. All of the issued and outstanding shares of UCB have been duly authorized and validly issued and are fully paid and nonassessable. UCB does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock of UCB or any other equity security of UCB or any securities representing the right to purchase or otherwise receive any shares of capital stock of UCB or any other equity security of UCB.
          (c) UCBH holds 100% of the membership interests of Buyer. Buyer does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any ownership interest of Buyer or any securities representing the right to purchase or otherwise receive any ownership interest of Buyer. Buyer is now and has at all times been classified as a “disregarded entity” for federal income tax purposes.
     5.14. Financial Statements. UCBH has previously made available to the Company (i) copies of the consolidated balance sheets of UCBH as of December 31 for the fiscal years 2002 through 2005, inclusive, and the related consolidated statements of operations, changes in shareholders’ equity and comprehensive income and cash flows for the fiscal years 2002 through 2005, inclusive, as reported in UCBH’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of UCBH’s independent registered public accountants, (ii) unaudited consolidated balance sheets of UCBH as of March 31, 2006, June 30, 2006 and September 30, 2006, and the related consolidated statements of operations, changes in shareholders’ equity and comprehensive income and cash flows for the first three fiscal quarters of 2006, and (iii) restated consolidated statements of cash flows as described in Section 5.14 of the UCBH Disclosure Schedule. The December 31, 2005 balance sheet of UCBH (including the related notes, where applicable) fairly presents the financial position of UCBH as of the date thereof, the other previously delivered financial statements referred to in this Section 5.14 (including the related notes, where applicable) fairly present the financial positions of UCBH as of the dates thereof (subject, in the case of the unaudited statements, to audit adjustments normal in nature and amount; and subject, in the case of the consolidated statements of cash flows, to the restatements referred to in item (iii) of this Section 5.14), and the financial statements to be filed by UCBH with the SEC after the date of this Agreement will fairly present (subject, in the case of the unaudited statements, to audit adjustments normal in nature and amount), the results of the operations and financial conditions of UCBH for the respective fiscal periods or as of the respective dates therein set forth, other than as may be affected by such relevant items as have been disclosed in any SEC Documents. Except as set forth in the SEC Documents, the consolidated financial statements of UCBH for the fiscal years 2002 through 2005 complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.
     5.15. Absence of Certain Changes or Events.
          (a) Except as disclosed in any SEC Documents filed prior to the date of this Agreement, since December 31, 2005, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on UCBH or UCB.
          (b) Except as disclosed in any SEC Documents, since December 31, 2005, each of UCBH and UCB has carried on its business only in the ordinary and usual course consistent with its past practice.

     5.16. Disclosure Controls and Procedures. None of UCBH’s or UCB’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of UCBH or UCB or their accountants, except as would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the next sentence. UCBH and UCB have devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.
     5.17. Absence of Undisclosed Liabilities. To the knowledge of UCBH, and except for items for which reserves have been established in UCBH’s and UCB’s most recent audited balance sheets and interim unaudited balance sheets, which have been delivered to the Company and which do not reflect any overstated assets, neither UCBH nor UCB has incurred or discharged, or is legally obligated with respect to, any material indebtedness, liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar arrangement) or obligation (accrued or contingent, whether due or to become due, and whether or not subordinated to the claims of its general creditors), other than as a result of operations in the ordinary course of business after such date. Neither UCBH nor UCB has knowingly made nor shall make any representation or covenant in any agreement pursuant to which any loans or other assets have been or will be sold by UCBH or UCB that contained or shall contain any untrue statement of a material fact or omitted or shall omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such representations and/or covenants were made or shall be made, not misleading. Other than any regular quarterly dividend by UCBH, no cash, stock or other dividend or any other distribution with respect to UCBH Capital Stock has been declared, set aside or paid, nor has any of the UCBH Capital Stock been repurchased, redeemed or otherwise acquired, directly or indirectly, by UCBH since March 31, 2005.
     5.18. Qualification as Reorganization. Neither UCBH nor any of UCBH’s Subsidiaries has taken or agreed to take any action or failed to take any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Neither UCBH nor any of UCBH’s Subsidiaries is aware of any fact, condition or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
     5.19. SEC Documents. UCBH has provided to the Company all Annual Reports on Form 10-K filed by UCBH with the SEC since January, 2002. Except as set forth in the SEC Documents, as of their respective dates or, if amended, as of the date of the last such amendment, the SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BVI
     BVI hereby represents and warrant to UCBH and Buyer, as of the date hereof and as of the Closing Date, as follows:
     6.1. Requisite Power and Authority. BVI is a British Virgin Islands corporation duly incorporated, validly existing and in good standing under the corporate law of the British Virgin Islands. BVI has all requisite corporate power and authority to perform its obligations contemplated hereunder.

This Agreement has been duly and validly executed and delivered by BVI, and (assuming due authorization, execution and delivery by UCBH and Buyer) this Agreement constitutes a valid and binding obligation of BVI, enforceable against BVI in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.
     6.2. Capitalization. The authorized capital stock of BVI consists of 1000 shares of common stock, par value $1.00 per share (“BVI Common Stock”). As of the date of this Agreement, there are 1000 shares of BVI Common Stock issued and outstanding, all of which are owned by Dr. Huang free and clear of any Liens, and (ii) no shares of BVI Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise. All of the issued and outstanding shares of BVI have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. BVI does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of BVI Common Stock or any other equity security of BVI or any securities representing the right to purchase or otherwise receive any shares of BVI Common Stock or any other equity security of BVI.
     6.3. Purchase Entirely for Own Account. BVI acknowledges that UCBH and Buyer are entering into this Agreement with Dr. Huang, the Company, the Bank and BVI in reliance upon BVI’s representation and warranty to UCBH and Buyer that the shares of UCBH Common Stock to be acquired by BVI hereunder will be acquired for BVI’s own account, not as a nominee or agent. Any sale of such shares of UCBH Common Stock will be made in compliance with applicable law and the terms and conditions of the Registration Rights, Lock-Up and Standstill Agreement. BVI does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any other person any of the shares of UCBH Common Stock to be issued to BVI hereunder.
     6.4. Disclosure of Information. BVI has had an opportunity to discuss UCBH’s businesses, management, financial affairs and the terms and conditions of the Merger (including, without limitation, the offering and issuance of shares of UCBH Common Stock hereunder) with UCBH’s management and receive answers from UCBH’s management as BVI considers necessary in connection with the Merger. BVI (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in UCBH; (ii) has the ability to bear the economic risk of loss of its entire investment resulting from the acquisition of the shares of UCBH Common Stock to be issued hereunder; (iii) has been furnished with and has had access to such information as it has considered necessary to make a determination to approve the Merger and the transactions contemplated hereby; and (iv) has not been offered any securities of UCBH by any form of advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any such media.
     6.5. Restricted Securities. BVI understands that the shares of UCBH Common Stock to be issued hereunder have not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of BVI’s representations and warranties as expressed herein. BVI understands that the shares of UCBH Common Stock to be issued hereunder are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, BVI must hold the shares of UCBH Common Stock indefinitely until they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available.

     6.6. Accredited Investor. BVI is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
     6.7. Foreign Jurisdiction. BVI has satisfied itself as to the full observance of the laws of British Virgin Islands in connection with its approval of the Merger and the transactions contemplated hereby, including (i) the legal requirements within this jurisdiction for its acquisition of the shares of UCBH Common Stock to be issued hereunder, (ii) any foreign exchange restrictions applicable to such acquisition of shares, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the shares of UCBH Common Stock to be issued hereunder. BVI’s approval of the Merger and the transactions contemplated hereby, and its acquisition and continued beneficial ownership of the shares of UCBH Common Stock to be issued hereunder, will not violate any applicable securities or other laws of BVI’s jurisdiction.
     6.8. Full Disclosure. The representations and warranties contained in this Article VI do not contain any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article VI, in light of the circumstances under which they were made, not misleading.
ARTICLE VII
COVENANTS RELATING TO CONDUCT OF BUSINESS
     7.1. Covenants of the Company and its Subsidiaries. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of UCBH, the Company and the Company’s Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice and, to the extent consistent therewith, each of the Company and the Company’s Subsidiaries will use its commercially reasonable efforts to (w) preserve intact the business organizations of the Company and the Company’s Subsidiaries, (x) keep available to itself and UCBH the present services of the current officers and employees of the Company and the Company’s Subsidiaries, and (y) preserve for itself and UCBH the goodwill of the customers of the Company and the Company’s Subsidiaries and others with whom business relationships exist, and (z) maintain and expand the deposits and loan portfolio assets of the Bank consistent with the stated budget and forecast of the Bank. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or consented to in writing by UCBH, neither the Company nor any of the Company’s Subsidiaries shall:
          (a) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;
          (b) (i) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (ii) repurchase, redeem or otherwise acquire any shares of its capital stock, or any securities convertible into or exercisable for any shares of its capital stock; or (iii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien or authorize or propose the issuance, delivery, sale, pledge or encumbrance of or the imposition of any Lien on, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing;
          (c) amend its Certificate of Formation, Limited Liability Company Agreement, Certificate of Incorporation, Bylaws or other similar governing documents;

          (d) make any capital expenditures other than those which (i) are made in the ordinary course of business or are necessary to maintain existing assets in good repair and (ii) in any event are in an amount of no more than $50,000 individually or $150,000 in the aggregate;
          (e) enter into any new line of business;
          (f) (i) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, including, without limitation, any loan portfolios or pools, which would be material, individually or in the aggregate, to the Company, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practice; provided, however, that The China Safe Deposit Company may be merged with and into the Bank with the Bank being the surviving company in such Merger; or (ii) open, close, sell or acquire any branches;
          (g) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any person, or pledge or otherwise encumber or dispose of any assets of the Company or any of the Company’s Subsidiaries, except in the ordinary course of business consistent with past practice; provided, however, that in no event shall any such indebtedness or obligations be for a period exceeding six (6) months;
          (h) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article IX not being satisfied, or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article IX not being satisfied;
          (i) change its methods of accounting in effect at December 31, 2005, including, without limitation, its methods of accounting for any expense, asset, transaction, gain, income, tax, loss, deposits or any other item that may be properly taken into account in calculating the Bank’s Net Worth, loan and lease losses and Core Deposits, except as required by changes in GAAP or regulatory accounting principles as concurred to by the Company’s independent registered accountants;
          (j) (i) except as required by applicable law or as required to maintain qualification pursuant to the Code, or as permitted by the other provisions of this Section 7.1(j), adopt, amend, renew or terminate any employee benefit plan (including, without limitation, any Company Plan) or any agreement, arrangement, plan or policy between the Company or any of the Company’s Subsidiaries and any of their respective current or former directors, officers or employees; (ii) except for normal increases in the ordinary course of business consistent with past practice, and except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Company Plan, Company Contract or other agreement as in effect as of the date hereof, and in any event not more than an aggregate amount representing a five percent (5.0%) increase in the collective annual compensation of such personnel as of the date of this Agreement; provided, however, that notwithstanding the foregoing, the Bank shall be entitled to pay such bonuses in an amount not to exceed $550,000 as have been accrued to date under its existing bonus plans and will be accrued prior to the Effective Time pursuant to the existing provisions of such plans, or (iii) make any equity or equity-based grants or allocations under any Company Plan (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

          (k) purchase, acquire, sell, license, lease, encumber, assign or otherwise dispose of, or agree to sell, license, lease, encumber, assign or otherwise dispose of, or abandon or fail to maintain, any loans, loan pools, loan portfolios, participation or other interests in loans, or any of its material assets, properties or other material rights or agreements other than in the ordinary course of business consistent with past practice;
          (l) file any application to establish, relocate or terminate the operations of any banking office of the Company or any of the Company’s Subsidiaries;
          (m) other than in the ordinary course of business and consistent with past practice, create, renew, amend or terminate, fail to perform any material obligations under, waive or release any material rights under or give notice of a proposed renewal, amendment, waiver, release or termination of, any material contract, agreement or lease for office space to which it is a party or by which it or its properties is bound, other than the renewal in the ordinary course of business of any lease the term of which expires prior to the Closing Date;
          (n) except pursuant to written agreements in effect on the date hereof and previously provided to UCBH, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice;
          (o) make or change any election concerning Taxes, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, obtain any Tax ruling, or consent to any waiver or extension of the statute of limitations for the assessment or payment of Taxes to the extent any of the foregoing actions could reasonably be expected to materially increase the Taxes of the Company, its Subsidiaries, UCBH or its affiliates;
          (p) take any action, or omit to take any action, the taking or omission of which could reasonably be expected to prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code;
          (q) pay, discharge, settle, compromise or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including taking any action to settle or compromise any material litigation, other than the payment, discharge, settlement, compromise or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, its most recent consolidated financial statements (or the notes thereto), or incurred since December 31, 2005 in the ordinary course of business consistent with past practice;
          (r) enter into any transaction outside the ordinary course of business consistent with past practice, including (i) the purchase of certificates of deposit from brokers or other third parties, (ii) the offering or payment of rates of interest on deposit accounts materially different than the Bank’s past practice or current market rates, (iii) the entry into any material contracts outside the ordinary course of business, and (iv) the purchase or sale of investment securities unless such transaction (A) is prudent, consistent with the written investment policies of the Company or any of the Company’s Subsidiaries, as the case may be, and their respective 2006 budgets, duly approved by senior management of the Company or any of the Company’s Subsidiaries, as the case may be, and, if involving a purchase, is limited to investment-grade securities, (B) does not cause the weighted average duration of investment securities portfolio of the Company or any of the Company’s Subsidiaries, as the case may be, to exceed that portfolio’s weighted average duration as of December 31, 2005, and (C) will not cause the balance of investment securities portfolio of the Company or any of the Company’s Subsidiaries to vary from their respective budget;
          (s) except as required by law, disclose confidential information of the Company to a third party without requiring such third party to be bound by confidentiality obligations that are at least as restrictive upon such third party as the confidentiality obligations binding UCBH under the Confidentiality Agreement; or
          (t) authorize, commit or agree to do any of the foregoing actions.
     7.2. Covenants of UCBH. Except as otherwise contemplated by this Agreement or consented to in writing by the Company, during the period from the date of this Agreement to the Effective Time, UCBH shall not, and shall not permit Buyer or any of UCBH’s other Subsidiaries to:
          (a) take any action or fail to take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article IX not being satisfied;
          (b) take any action or enter into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approvals or the consummation of the Merger;
          (c) take any action, or omit to take any action, the taking or omission of which could reasonably be expected to prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code; or
          (d) authorize, or commit or agree to do any of the foregoing.
     7.3. Covenants of UCBH, Buyer, the Company, the Bank, BVI and Dr. Huang. No party will take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them will take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. No party will take any action that would cause the transactions contemplated by this Agreement not to comply with any Takeover Provisions and each of them will take all necessary steps within its control to make those transactions comply with (or continue to comply with) the Takeover Provisions.
ARTICLE VIII
ADDITIONAL AGREEMENTS
     8.1. Regulatory Matters.
          (a) UCBH shall prepare and file as promptly as practicable such regulatory filings as are applicable to the Merger. Pursuant to Section 1.10, Dr. Huang and BVI have approved the Merger. Dr. Huang, BVI and the Company agree to obtain all required approvals of this Agreement and any other matters required to be approved by Dr. Huang, BVI and the Company for consummation of the Merger, as promptly as practicable after the date hereof.

          (b) Without limiting the foregoing, the parties hereto shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties or Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement and to comply with the terms and conditions thereof. Each of BVI, the Company, UCBH and Buyer shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information and the right of each party to withhold information its board of directors or manager reasonably determines in good faith should be withheld for reasons of privacy, confidentiality or fiduciary duty, all the information relating to the Company, the Company’s Subsidiaries, including the Bank, UCBH, or UCBH’s Subsidiaries, including UCB, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. BVI, the Company, the Bank, UCBH and Buyer agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties or Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to consummation of the transactions contemplated hereby.
          (c) BVI, the Company, UCBH and Buyer shall, upon request, subject to applicable laws relating to the exchange of information and the right of each party to withhold information its board of directors or manager reasonably determines in good faith should be withheld for reasons of privacy, confidentiality or fiduciary duty, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of BVI, the Company, UCBH, Buyer or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.
          (d) Each of BVI, the Company, UCBH and Buyer shall promptly furnish the others copies of non-confidential written communications received by it or by any of its respective Subsidiaries, from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement.
     8.2. No Solicitation. Each of the Company and the Bank shall, and shall direct and use its reasonable efforts to cause its affiliates, directors, officers, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by it) to, immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal. From the date of this Agreement through the Effective Time or the earlier termination of this Agreement, neither the Company nor the Bank shall, nor shall either of them authorize or permit any of their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) enter into any agreement with respect to an Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, or (iv) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal. The Company and the Bank shall promptly advise UCBH orally and in writing of any Acquisition Proposal (or any inquiry which could lead to an Acquisition Proposal).

     8.3. Access to Information.
          (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company and the Company’s Subsidiaries shall afford to the officers, employees, accountants, counsel and other representatives of UCBH, access, during normal business hours during the period prior to the Effective Time, to all of the properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives of the Company and the Company’s Subsidiaries, and, during such period, the Company and the Company’s Subsidiaries shall make available to UCBH all information concerning the businesses, properties and personnel of the Company and the Company’s Subsidiaries, as UCBH may reasonably request. UCBH shall use reasonable efforts to conduct its due diligence in a manner that will minimize any disruption of the business of the Company and the Company’s Subsidiaries. Neither the Company nor any of the Company’s Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of the customers of the Company or any of the Company’s Subsidiaries, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement, provided that the Company or the Company’s Subsidiaries, as the case may be, deliver to UCBH a written log notifying UCBH of the existence of, and the basis for the withholding by the Company and the Company’s Subsidiaries of, such information. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
          (b) From and after the date hereof until the Effective Time or the earlier termination of this Agreement, each of the Company and the Company’s Subsidiaries shall, subject to the restrictions set forth in Section 8.3(a), provide copies of any materials distributed to directors, committee members and shareholders relating to non-confidential portions of board of directors, audit committee and shareholder meetings) and, subject to the prior written consent of any applicable regulatory authority, any regulatory examination exit briefings, and cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of UCBH and to report the general status of the ongoing operations of the Company and the Company’s Subsidiaries. In connection therewith, UCBH shall have the right of full review on any new loan extended by the Bank in a principal amount in excess of $1,000,000. The Company and the Company’s Subsidiaries will promptly notify UCBH of any material change in the normal course of business of the Company or any of the Company’s Subsidiaries or in the operation of their respective properties and, to the extent permitted by law, of the existence or progress in resolution of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving any of them, and will keep UCBH fully informed of such events, including, without limitation and with the consent of the applicable regulatory authority, the exit briefing at the conclusion of any regulatory examination.
          (c) No investigation by UCBH or its representatives shall affect the representations, warranties, covenants or agreements of the Company or any of the Company’s Subsidiaries set forth herein or the control of the business of the Company by its managing member and the business of the Bank by its board of directors and officers.
          (d) Notwithstanding anything contained in this Agreement to the contrary, the Company, the Bank and UCBH (and each of their respective employees, representatives, or other agents) may disclose to any and all persons, without limitation, the tax treatment and any facts that may be relevant to the tax structure of the transactions contemplated by this Agreement; provided, however, that none of the Company, the Bank or UCBH (nor any of their respective employees, representatives or other agents thereof) may disclose any other information that is not relevant to understanding the tax treatment and tax structure of the transactions contemplated by this Agreement, or any other information to the extent that such disclosure could result in a violation of any federal or state securities law.
     8.4. Confidentiality. All confidential information furnished to a party or UCBH advisor by a party or UCBH Advisor in connection with the transactions contemplated hereby shall be subject to, and the recipient of such information shall hold all such information in confidence in accordance with, the provisions of the Confidentiality Agreement.
     8.5. Notification of Certain Matters. Each of UCBH, Buyer, the Company and the Bank shall give prompt notice to the others (and subsequently keep the other parties informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) has resulted in or is reasonably likely to result in any Material Adverse Effect with respect to it, or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein; provided, however, that the delivery of any notice pursuant to this Section 8.5 shall not have any effect for the purpose of determining the satisfaction of the conditions set forth in Article IX of this Agreement or otherwise limit or affect the remedies available to any such party hereunder.
     8.6. Employee Benefit Plans. As soon as practicable after the Closing, all employees of the Company’s Subsidiaries shall become eligible to participate in UCBH Plans. UCBH will:
          (a) waive all pre-existing condition requirements, evidence of insurability provisions, waiting period requirements or any similar provisions under any UCBH Plan (which is a welfare plan) for such employees after the Closing Date to the extent such employees would not have been subject to such requirements or provisions under Company Plans;
          (b) use commercially reasonable efforts to cause its insurers to apply toward any deductible requirements and out-of-pocket maximum limits under UCBH Plans any similar amounts paid (or accrued) by each employee under Company Plans during the current plan year;
          (c) recognize for purpose of participation, eligibility and vesting (but not for purposes of benefit accrual) under UCBH Plans the service of any employee with the Company prior to the Closing Date; and
          (d) be responsible for satisfying obligations under ERISA Section 601 et seq. and Section 4980B of the Code to provide continuation coverage to any employee or former employee of the Company or any of the Company’s Subsidiaries, and their eligible dependents with respect to any qualifying event regardless of when occurring.
     8.7. Indemnification.
          (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a managing member, director or officer of the Company or the Company’s Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a managing member, director or officer of the Company or the Company’s Subsidiaries, or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, UCBH shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such

Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with UCBH; provided, however, that (1) UCBH shall have the right to assume the defense thereof and upon such assumption UCBH shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if UCBH elects not to assume such defense or counsel for the Indemnified Parties reasonably advises UCBH that there are issues which raise conflicts of interest between UCBH and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with UCBH, and UCBH shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) UCBH shall advance funds and in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) UCBH shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (4) UCBH shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 8.7, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify UCBH thereof, provided that the failure to so notify shall not affect the obligations of UCBH under this Section 8.7 except to the extent such failure to notify prejudices UCBH. UCBH’s obligations under this Section 8.7 shall continue in full force and effect for an unlimited period of time following the Effective Time.
          (b) UCBH shall cause the persons serving as officers and directors of the Company or the Company’s Subsidiaries immediately prior to the Effective Time to be covered for a period of two (2) years from the Effective Time by a directors’ and officers’ liability insurance policy to be purchased by the Company or the Company’s Subsidiaries before the Effective Time at a total cost not to exceed $100,000 providing insurance with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such and having a liability limit of $3,000,000 in the aggregate (provided that UCBH may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy); provided, however, that in no event shall UCBH be required to expend on an annual basis more than two hundred percent (200%) of the annual amount of costs to the Company at the Effective Time (the “Insurance Amount”) to maintain or procure insurance coverage, and provided further that if UCBH is unable to maintain or obtain the insurance called for by this Section 8.7(b), UCBH shall use all reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount.
          (c) In the event UCBH or UCB or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity in such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of UCBH assume the obligations set forth in this Section 8.7.
          (d) The provisions of this Section 8.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     8.8. Registration Rights, Lock-Up and Standstill Agreement. UCBH shall, upon request by BVI, facilitate the orderly liquidation by BVI of the shares of UCBH Common Stock issued to BVI hereunder in a manner reasonably calculated to avoid market disruption. Without limiting the generality of the foregoing, BVI, Dr. Huang and UCBH shall execute and deliver to each other on or before the Effective Time a Registration Rights, Lock-Up and Standstill Agreement in substantially the form attached hereto as Exhibit E.
     8.9. Agreement to Retain Company Percentage Interests and BVI Common Stock.
          (a) BVI agrees not to transfer, sell, exchange, pledge or otherwise dispose of or encumber any and all of the Company Percentage Interests. BVI further agrees not to make any offer or agreement relating to the Company Percentage Interests at any time prior to the Effective Time.
          (b) Dr. Huang agrees not to transfer, sell, exchange, pledge or otherwise dispose of or encumber any and all shares of BVI Common Stock. Dr. Huang further agrees not to make any offer or agreement relating to BVI Common Stock at any time prior to the Effective Time.
     8.10. Employees.
          (a) UCBH intends to cause its Subsidiaries to provide all employees of the Company or its Subsidiaries who continue to be employed by UCBH or its Subsidiaries during the twelve (12) month period immediately following the Effective Time with salaries at least equal to the level of such salaries as of September 30, 2006 and to pay such employees bonuses in accordance with UCBH’s established bonus plans, provided, however, that this Section shall not confer on any such employee a right to continued employment.
          (b) From and after the Effective Time, UCBH shall cause the Bank and its successor to enter into and perform a three-year employment contract with the employee set forth in Section 8.10(b) of the Company Disclosure Schedule on the terms and conditions specified therein.
     8.11. Insurance. From the date of this Agreement to the Closing, the Company shall maintain current insurance policies as set forth in Section 4.22 of the Company Disclosure Schedule or comparable insurance policies.
     8.12. Bonus Payments. Notwithstanding anything to the contrary set forth in Sections 4.8 or 7.1 hereof, in the event that prior to the date of this Agreement, each of Dr. Huang and BVI shall have delivered to UCBH and Buyer duly executed written consents (in form and substance reasonably satisfactory to UCBH, Buyer and their counsel) evidencing Dr. Huang’s and BVI’s respective approval of the Bank’s payment, subject to and contingent upon the occurrence of the Closing and the satisfaction of the conditions to payment set forth in the proviso herein, of bonuses in an aggregate amount not to exceed $13,000,000 (the “Bonus Payments”) to those current directors, officers and employees of the Company or the Bank identified in the foregoing written consents (collectively, the “Bonus Recipients”), the Bank may enter into an agreement (in form and substance reasonably satisfactory to UCBH and Buyer) with each of the Bonus Recipients and the Bank shall pay, on the Closing Date or as soon as practicable thereafter, the applicable Bonus Payment to each of the Bonus Recipients (subject to deduction of all Taxes and other amounts required to be withheld from such Bonus Payments under applicable law); provided, however, that no portion of the foregoing Bonus Payments may be paid unless (i) Dr. Huang shall have made a capital contribution in cash of not less than 77% of the aggregate amount of such Bonus Payments to BVI on or prior to the Closing Date, (ii) BVI shall have made a capital contribution in cash of not less than 77% of the aggregate amount of such Bonus Payments to the Company on or prior to the Closing Date, and (iii) the Bank shall have provided UCBH evidence reasonably satisfactory to

UCBH that (x) the Bank has full legal capacity and authority to make the foregoing Bonus Payments, (y) the Bank will not be required to obtain any approvals under 12 CFR Part 359, and (z) the Bank’s planned payment of the foregoing Bonus Payments to the Bonus Recipients has been discussed with the Bank’s state and federal bank regulators and no objection to such payments has been expressed by any such regulator.
     8.13. Reasonable Efforts; Additional Agreements.
          (a) Subject to the terms and conditions of this Agreement, each of UCBH, Buyer, the Company and the Bank agrees to cooperate fully with the others and to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger and the other transactions contemplated by this Agreement.
          (b) Each of the Company and the Bank agrees to use its commercially reasonable efforts from the date of this Agreement to the Closing to assist UCBH and UCB in retaining all employees and customers of the Bank.
          (c) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company of the Merger with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by UCBH.
          (d) Dr. Huang and BVI, each for himself or itself and on behalf of each of his or its respective past and/or present, shareholders, directors, officers, employees, affiliates, heirs, administrators, executors, successors and assigns, as applicable, and each of them, covenants and agrees that he or it shall not, directly or indirectly, initiate, file, join in, endorse, support, fund, or promote any lawsuits, claims, demands, actions or causes of action whatsoever, in law or equity, against the Company, the Bank, The China Safe Deposit Company, UCBH, Buyer or UCB in their capacity as a successor to the Company, the Bank or the China Safe Deposit Company, or any of their respective past and/or present shareholders, directors, officers, agents, employees, parent corporations, subsidiaries, affiliates, predecessors, successors, or assigns, as applicable, after the Effective Time for any reason related to, arising out of or in connection with any acts or omissions of any kind whatsoever by the Company, the Bank or The China Safe Deposit Company prior to or at the Effective Time that are unrelated to this Agreement. In connection therewith, each of Dr. Huang and BVI fully and finally releases any and all claims he or it may have against the Company, the Bank or The China Safe Deposit Company related to, arising out of or in connection with any acts or omissions of any kind whatsoever by the Company, the Bank or The China Safe Deposit Company, as the case may be, prior to or at the Effective Time other than those accruing under this Agreement, such release to become effective as of the Effective Time, and each of Dr. Huang and BVI agrees that the foregoing release shall apply to all unknown and unanticipated claims prior to or at the Effective Time. California Civil Code section 1542 provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Each of Dr. Huang and BVI expressly waives and relinquishes any and all rights he or it may have against the Company, the Bank or The China Safe Deposit Company under California Code Section 1542 delineated above, effective as of the Effective Time, with the understanding that for purposes of the foregoing statutory language, each of Dr. Huang and BVI is a “creditor” and each of the Company, the Bank and The China Safe Deposit Company is a “debtor.”
          (e) The Company, the Bank, The China Safe Deposit Company, UCBH, Buyer and UCB, each for itself and on behalf of each of its respective past and/or present, shareholders, members, directors, managers, officers, agents, employees, affiliates, successors and assigns, as applicable, and each of them, covenants and agrees that it shall not, directly or indirectly, initiate, file, join in, endorse, support, fund, or promote any lawsuits, claims, demands, actions or causes of action whatsoever, in law or equity, against Dr. Huang or BVI, or any of their respective past and/or present shareholders, directors, officers, agents, employees, parent corporations, subsidiaries, affiliates, predecessors, successors, or assigns, as applicable, after the Effective Time for any reason related to, arising out of or in connection with any acts or omissions of any kind whatsoever by Dr. Huang or BVI prior to or at the Effective Time that are unrelated to this Agreement. In connection therewith, each of the Company, the Bank, The China Safe Deposit Company, UCBH, Buyer and UCB fully and finally releases any and all claims it may have against Dr. Huang or BVI related to, arising out of or in connection with any acts or omissions of any kind whatsoever by Dr. Huang or BVI, as the case may be, prior to or at the Effective Time other than those accruing under this Agreement, such release to become effective as of the Effective Time, and each of the Company, the Bank, The China Safe Deposit Company, UCBH, Buyer and UCB agrees that the foregoing release shall apply to all unknown and unanticipated claims prior to or at the Effective Time other than those accruing under this Agreement. California Civil Code section 1542 provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Each of the Company, the Bank, The China Safe Deposit Company, UCBH, Buyer and UCB expressly waives and relinquishes any and all rights it may have against Dr. Huang or BVI under California Code Section 1542 delineated above except with respect to rights it may have under this Agreement, effective as of the Effective Time, with the understanding that for purposes of the foregoing statutory language, each of the Company, the Bank, The China Safe Deposit Company, UCBH, Buyer and UCB is a “creditor” and each of Dr. Huang and BVI is a “debtor.”
ARTICLE IX
CONDITIONS PRECEDENT
     9.1. Conditions to Obligations of UCBH, Buyer and the Company to Effect the Merger. The respective obligations of UCBH, Buyer and the Company to consummate the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
          (a) Regulatory Approvals. All regulatory approvals and waivers required to consummate the Merger or other transactions contemplated hereby, including, without limitation, the merger of the Bank with and into UCB, shall have been obtained and shall remain in full force and effect without the imposition of any conditions reasonably unsatisfactory to UCBH, and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”), and the merger of the Bank with and into UCB can be consummated immediately following consummation of the Merger.
          (b) No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or other transactions contemplated hereby, including, without limitation, the merger of the Bank with and into UCB, shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits, restricts or makes illegal the consummation of the Merger or the other transactions contemplated hereby, including, without limitation, the merger of the Bank with and into UCB.
     9.2. Conditions to Obligations of UCBH and Buyer. The obligation of UCBH and Buyer to consummate the Merger is also subject to the satisfaction or waiver by UCBH at or prior to the Effective Time of the following conditions:
          (a) Representations and Warranties. The representations and warranties of the Company, the Bank, BVI and Dr. Huang set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), in each case except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitations as to “materiality” or “Material Adverse Effect” or similar qualification as to materiality set forth therein), would not, individually or in the aggregate, have a Material Adverse Effect, and UCBH shall have received (i) a certificate, dated the Closing Date, signed on behalf of the Company by the managing member of the Company, (ii) a certificate, dated the Closing Date, signed on behalf of the Bank by the Chief Executive Officer and the Chief Financial Officer of the Bank, (iii) a certificate, dated the Closing Date, sighed on behalf of BVI by the director of BVI, and (iv) a certificate, dated the Closing Date, signed by Dr. Huang, to such effect with regard to the representations and warranties of the Company, the Bank, BVI and Dr. Huang, respectively.
          (b) Performance of Obligations of the Company. Each of the Company and the Bank shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and UCBH shall have received (i) a certificate, dated the Closing Date, signed on behalf of the Company by the managing member of the Company, and (ii) a certificate, dated the Closing Date, signed on behalf of the Bank by the Chief Executive Officer and the Chief Financial Officer of the Bank, to such effect with regard to the obligations of the Company and the Bank, respectively.
          (c) Consents Under Agreements. All consents and approvals of all persons (other than the Governmental Entities) required for consummation of the Merger and the other transactions contemplated hereby, including without limiting the generality of the foregoing, all consents of lessors of bank premises, shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Bank, UCBH or Buyer.
          (d) Material Adverse Effect. After the date hereof, there shall have been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company or the Bank.

          (e) List of Properties. The Company shall have delivered to UCBH separate lists of all of the Bank’s properties and assets, real and personal, tangible or intangible, which are reflected on a non-consolidated balance sheet of the Bank as of the end of the month preceding the Closing Date, prepared in accordance with GAAP.
          (f) The Company Net Worth. At the Closing, the Net Worth of the Company shall be not less than the Company Closing Net Worth. For purposes of this condition, the “Company Closing Net Worth” shall be an amount equal to $45,500,000, as adjusted to give effect to:
               (i) the after-tax effect of any expense of the Company or any of the Company Subsidiaries related to this Agreement and the transactions contemplated hereby, including payments to the Company’s attorneys and accountants;
               (ii) the after-tax effect of any gain or loss from the sale of assets by the Bank after June 30, 2006 in the ordinary course of business consistent with its past practice; and
               (iii) any change in the “Accumulated Other Comprehensive Loss” line on the Company’s consolidated balance sheet after June 30, 2006, all as set forth in a consolidated balance sheet of the Company as of the end of the month preceding the Closing Date, prepared in accordance with GAAP.
          (g) Allowance for Loan and Lease Losses. At the Closing, the Bank’s allowance for loan and lease losses shall be not less than $2,000,000, and the Bank’s allowance for loan and lease losses shall have been calculated in accordance with the Company’s existing methodology for such calculations as of the date of this Agreement and in accordance with GAAP.
          (h) Core Deposits. The balance of Core Deposits with the Bank arising in the ordinary course of business consistent with its past practice shall be not less than $118,000,000 in the aggregate. Core Deposits in the Bank of all members, shareholders, directors and executive officers of the Company and the Bank shall amount to no more than $500,000 in the aggregate. For purposes of this Section 9.2(h), “Core Deposits” means the Bank’s total deposits (other than those of the Company) less all time deposits. The balance of non-interest bearing checking accounts deposited with the Bank arising in the ordinary course of business consistent with its past practice shall be not less than $50,000,000 in the aggregate.
          (i) Tax Opinion. UCBH shall have received from its counsel, Squire, Sanders & Dempsey L.L.P., a written opinion dated as of the Closing Date and addressed to UCBH’s board of directors, in form and substance reasonably satisfactory to UCBH, to the effect that, on the basis of the representation letters of UCBH and the Company substantially in the forms set forth in Exhibit F to this Agreement and any other facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and each of UCBH and the Company will be a “party to a reorganization” within the meaning of 368(b) of the Code.
          (j) Opinion from SOP. The board of directors of UCBH shall have received from SOP no later than at the time of execution of this Agreement a written opinion to the effect that, subject to the matters set forth therein, terms and conditions of the Merger are fair to UCBH’s shareholders from a financial point of view.

          (k) Member Approval. This Agreement shall have been approved and adopted by no less than 100% of the Company Percentage Interests under applicable law, and such approval shall not have been withdrawn or revoked.
          (l) Consent Orders. The Company, the Bank and Dr. Huang shall have complied, and be in compliance, in all respects with the Consent Order to Cease and Desist issued by the NYSBD on or about March 16, 2004, the Order to Cease and Desist issued by the FDIC on or about March 16, 2004 and the Cease and Desist Order issued by the Board of Governors of the Federal Reserve System on or about May 6, 2004.
          (m) Registration Rights, Lock-Up and Standstill Agreement. BVI and Dr. Huang shall have executed and delivered to the Company the Registration Rights, Lock-Up and Standstill Agreement in substantially the form attached hereto as Exhibit E.
     9.3. Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:
          (a) Representations and Warranties. The representations and warranties of UCBH set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), in each case except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitations as to “materiality” or “Material Adverse Effect” or similar qualification as to materiality set forth therein), would not, individually or in the aggregate, have a Material Adverse Effect, and the Company shall have received a certificate, dated the Closing Date, signed on behalf of UCBH by the Chief Executive Officer and the Chief Financial Officer of UCBH to such effect.
          (b) Performance of Obligations of UCBH and Buyer. UCBH and Buyer shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of UCBH by the Chief Executive Officer and the Chief Financial Officer of UCBH to such effect.
          (c) Consents Under Agreements. All consents and approvals of all persons (other than the Governmental Entities) required for consummation of the Merger and the other transactions contemplated hereby shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Bank or UCBH.
          (d) Tax Opinion. The Company shall have received from its counsel, Clifford Chance US LLP, a written opinion dated as of the Closing Date and addressed to the Company, in form and substance reasonably satisfactory to the Company, to the effect that, on the basis of the representation letters of UCBH and the Company substantially in the forms set forth in Exhibit F to this Agreement and any other facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and each of UCBH and the Company will be a “party to a reorganization” within the meaning of Section 368(b) of the Code.
          (e) Registration Rights, Lock-Up and Standstill Agreement. UCBH shall have executed and delivered to the Company the Registration Rights, Lock-Up and Standstill Agreement in substantially the form attached hereto as Exhibit E.

          (f) Shelf Registration. The Shelf Registration Statement contemplated by and defined in the Registration Rights, Lock-Up and Standstill Agreement shall have become effective.
     9.4. Frustration of Closing Conditions. None of UCBH, Buyer or the Company may rely on the failure of any condition set forth in Section 9.1, 9.2 or 9.3 hereof to which its obligations are subject, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable efforts to consummate the Merger or the other transactions contemplated by this Agreement, as required by and subject to Section 8.13(a) hereof.
ARTICLE X
TERMINATION AND AMENDMENT
     10.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the member of the Company of the matters presented in connection with the Merger:
          (a) by mutual consent of UCBH and the Company;
          (b) by either UCBH or the Company upon written notice to the other party (i) thirty (30) days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied, approved based on conditions reasonably unsatisfactory to UCBH or withdrawn at the request or recommendation of the Governmental Entity that must grant such Requisite Regulatory Approval, unless within the thirty (30)-day period following such denial, approval with reasonably unsatisfactory conditions to UCBH or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 10.1(b) if such denial, approval with conditions reasonably unsatisfactory to UCBH, request, recommendation for withdrawal, order, injunction or prohibition shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein.
          (c) by either UCBH or the Company if the Merger shall not have been consummated on or before July 31, 2007 (the “Final Date”); provided, however, that the Final Date shall be automatically extended for up to an additional ninety (90) days if on July 31, 2007 any of the consents of Governmental Entities described in Section 4.4 have not been obtained or waived and are being pursued diligently and in good faith and all other conditions to the Merger have been satisfied; and provided, further, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any party whose breach of any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date;
          (d) by either UCBH or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement by the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither UCBH nor the Company shall have the right to terminate this Agreement pursuant to this Section 10.1(d) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 9.2(a) (in the case of a breach of a representation or warranty by the Company) or Section 9.3(a) (in the case of a breach of a representation or warranty by UCBH);
          (e) by either UCBH or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the non-terminating party, which breach shall not have been cured within thirty (30) days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing;
          (f) by the Company at its election if the Average Closing Price is less than eighty percent (80%) of the Agreement Price and UCBH does not agree to adjust the Stock Amount in accordance with this Section 10.1(f).
               (i) If the conditions described in Section 10.1(f) above are satisfied, then the Company may elect to terminate this Agreement by providing a written termination notice (a “Section 10.1(f) Termination Notice”) to UCBH at any time during the five (5) business days following the Determination Date (the “Section 10.1(f) Termination Period”), subject to UCBH’s right to avoid such termination of this Agreement by electing to adjust the Stock Amount as described below.
               (ii) Upon receipt from the Company of a Section 10.1(f) Termination Notice, UCBH may elect to adjust the Stock Amount, provided that such adjustment does not negate or adversely impact the conclusions reflected in the tax opinions to be delivered pursuant to Sections 9.2(i) and 9.3(d) hereof (a “Section 10.1(f) Adjustment Election”). To make a Section 10.1(f) Adjustment Election, UCBH shall provide to the Company written notice of the same (a “Section 10.1(f) Adjustment Notice”) at any time during the five (5) business days following the date of receipt of a Section 10.1(f) Termination Notice. Upon a Section 10.1(f) Adjustment Election, (i) the Stock Amount shall be automatically adjusted and amended for all purposes under this Agreement by multiplying the pre-Section 10.1(f) Adjustment Election Stock Amount by a fraction, the numerator of which shall be the product of the Agreement Price multiplied by 0.80 and the denominator of which shall be the Average Closing Price; and (ii) the Section 10.1(f) Termination Notice shall be void, and this Agreement shall continue in full force and effect with the Stock Amount adjusted as provided herein.
               (iii) Notwithstanding any other provision contained in this Agreement, if the Average Closing Price is less than eighty percent (80%) of the Agreement Price, UCBH shall have no obligation to consummate the Merger until the earliest to occur of (i) a lapse of the Section 10.1(f) Termination Period without the Company providing a Section 10.1(f) Termination Notice, (ii) delivery to UCBH of the Company’s written waiver of its right to elect termination of this Agreement under this Section 10.1(f), or (iii) the Company’s timely delivery to UCBH of a Section 10.1(f) Termination Notice after which UCBH has timely delivered to the Company a Section 10.1(f) Adjustment Notice.
               (iv) The Company, the Bank, BVI and Dr. Huang shall not, and the Company, the Bank and BVI shall use their reasonable best efforts to ensure that their respective executive officers, directors, and stockholders who may be deemed an “affiliate” (as defined in SEC Rules 145 and 405) of the Company do not, purchase or sell, or submit a bid to purchase or an offer to sell, directly or indirectly, any shares of UCBH Common Stock or any options, rights or other securities convertible into shares of UCBH Common Stock during the determination period for the Average Closing Price; and

          (g) by UCBH at its election if the Average Closing Price is more than one hundred twenty percent (120%) of the Agreement Price and the Company does not agree to adjust the Stock Amount in accordance with this Section 10.1(g).
               (i) If the conditions described in Section 10.1(g) above are satisfied, then UCBH may elect to terminate this Agreement by providing a written termination notice (a “Section 10.1(g) Termination Notice”) to the Company at any time during the five (5) business days following the Determination Date (the “Section 10.1(g) Termination Period”), subject to the Company’s right to avoid such termination of this Agreement by electing to adjust the Stock Amount as described below.
               (ii) Upon receipt from UCBH of a Section 10.1(g) Termination Notice, the Company may elect to adjust the Stock Amount, provided that such adjustment does not negate or adversely impact the conclusions reflected in the tax opinions to be delivered pursuant to Sections 9.2(i) and 9.3(d) hereof (a “Section 10.1(g) Adjustment Election”). To make a Section 10.1(g) Adjustment Election, the Company shall provide to UCBH written notice of the same (a “Section 10.1(g) Adjustment Notice”) at any time during the five (5) business days following the date of receipt of a Section 10.1(g) Termination Notice. Upon a Section 10.1(g) Adjustment Election, (i) the Stock Amount shall be automatically adjusted and amended for all purposes under this Agreement by multiplying the pre-Section 10.1(g) Adjustment Election Stock Amount by a fraction, the numerator of which shall be the product of the Agreement Price multiplied by 1.20 and the denominator of which shall be the Average Closing Price; and (ii) the Section 10.1(g) Termination Notice shall be void, and this Agreement shall continue in full force and effect with the Stock Amount adjusted as provided herein.
               (iii) Notwithstanding any other provision contained in this Agreement, if the Average Closing Price is more than one hundred twenty percent (120%) of the Agreement Price, the Company shall have no obligation to consummate the Merger until the earliest to occur of (i) a lapse of the Section 10.1(g) Termination Period without UCBH providing a Section 10.1(g) Termination Notice, (ii) delivery to the Company of UCBH’s written waiver of its right to elect termination of this Agreement under this Section 10.1(g), or (iii) UCBH’s timely delivery to the Company of a Section 10.1(g) Termination Notice after which the Company has timely delivered to UCBH a Section 10.1(g) Adjustment Notice.
               (iv) UCBH and Buyer shall not, and UCBH and Buyer shall use their reasonable best efforts to ensure that their respective executive officers, directors, and stockholders who may be deemed an “affiliate” (as defined in SEC Rules 145 and 405) of UCBH do not, purchase or sell, or submit a bid to purchase or an offer to sell, directly or indirectly, any shares of UCBH Common Stock or any options, rights or other securities convertible into shares of UCBH Common Stock during the determination period for the Average Closing Price.
     10.2. Effect of Termination.
          (a) In the event of termination of this Agreement by any party as provided in Section 10.1, this Agreement shall forthwith become null and void and have no effect except that Sections 8.4, 10.2 and 11.2 hereof shall survive any termination of this Agreement.
          (b) Notwithstanding anything herein to the contrary, if termination of this Agreement requires payment of a “termination fee” pursuant to the following two subsections, such termination shall become effective only upon receipt of the applicable termination fee by the party entitled to such payment:

               (i) In the event that this Agreement is terminated by the Company or UCBH under Section 10.1(d) or 10.1(e) hereof for a willful material breach of this Agreement by the other, and the terminating party is not itself in material breach of this Agreement, the breaching party shall pay the terminating party a termination fee of $6,500,000 by wire transfer of immediately available funds on the date of termination. The Company and UCBH agree that the agreement contained in this Section 10.2(b)(i) is an integral part of the transactions contemplated by this Agreement and constitutes liquidated damages and not a penalty.
               (ii) In the event that this Agreement is terminated by the Company or UCBH under Section 10.1(d) or 10.1(e) hereof for a material breach of this Agreement by the other that was not willful, and the terminating party is not itself in material breach of this Agreement, the breaching party shall pay the terminating party a termination fee of $500,000 by wire transfer of immediately available funds on the date of termination. The Company and UCBH agree that the agreement contained in this Section 10.2(b)(ii) is an integral part of the transactions contemplated by this Agreement and constitutes liquidated damages and not a penalty.
     10.3. Amendment. This Agreement may not be amended except by an instrument in writing signed by duly authorized representatives on behalf of each of the parties hereto.
     10.4. Extension; Waiver. At any time prior to the Effective Time, UCBH and the Company, by action taken or authorized by its board of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party or the other party’s affiliates hereunder, (b) waive any inaccuracies in the representations and warranties of the other party or the other party’s affiliates contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party or the other party’s affiliates with any of its agreements contained herein, or waive compliance with any of the conditions to its obligations hereunder. Any agreement on the part of UCBH or the Company to any such extension or waiver shall be valid only if set forth in a written instrument signed by duly authorized representatives on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE XI
GENERAL PROVISIONS
     11.1. Nonsurvival of Representations and Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.
     11.2. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except as provided otherwise herein.
     11.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)	if to UCBH or Buyer, to:

UCBH Holdings, Inc.
555 Montgomery Street
San Francisco, CA 94111
Attention: Eileen Romero, Vice President and Corporate Secretary

with copies (which shall not constitute notice to UCBH or Buyer) to:

Squire, Sanders & Dempsey L.L.P.
One Maritime Plaza, Suite 300
San Francisco, CA 94111-3492
Attention: Nicholas Unkovic, Esq.
David Kenny, Esq.

and:

Sandler O’Neill & Partners, L.P.
919 Third Avenue (6th Floor)
New York, NY 10022
Attention: Thomas W. Killian

(b)	if to the Company, to:

CAB Holding, LLC
c/o Corporation Service Company
1013 Centre Road
Wilmington, DE 19805-1297
Attention: Secretary

with a copy (which shall not constitute notice to the Company) to:

Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019
Attention: Paul C. Meyer, Esq.

with an additional copy (which shall not constitute notice to the Company) to:

Dr. Paul Shi H. Huang
14th Floor, No.180, Chung Hsiao East Road, Sec. 4
Taipei, Taiwan, Republic of China

(c)	if to BVI, to:

CAB International Holding Limited
c/o Craigmuir Chambers
P.O. Box 71
Road Town
Tortola
British Virgin Islands
Attention: Dr. Paul Shi H. Huang

with copies (which shall not constitute notice to BVI) to:

Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019
Attention: Paul C. Meyer, Esq.

(d)	if to Dr. Huang, to:

Dr. Paul Shi H. Huang
14th Floor, No.180, Chung Hsiao East Road, Sec. 4
Taipei, Taiwan, Republic of China

with copies (which shall not constitute notice to Dr. Huang) to:

Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019
Attention: Paul C. Meyer, Esq.
     11.4. Interpretation. Wherever the term “person” is used in this Agreement, it shall be construed broadly to include any person or entity of any kind. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Wherever the term “knowledge” is used in this Agreement, it means the knowledge of such party after diligent inquiry. Unless specified otherwise herein, the terms “Section,” “Schedule,” “Exhibit” and “Appendix” refer to sections, schedules, exhibits and appendices attached to this Agreement, respectively. The terms “hereof,” “herein,” “hereby” and “hereunder” and words of similar import refer to this Agreement as a whole, including all appendices, exhibits and schedules hereto. The phrases “the date of this Agreement,” “the date hereof’ and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the introductory paragraph of this Agreement. Terms defined in the singular have a comparable meaning when used in the plural and vice versa. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
     11.5. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party hereto and delivered to the other party, it being understood that all parties need not sign the same counterpart.
     11.6. Entire Agreement. This Agreement, together with all appendices, exhibits, schedules and other attachments hereto (including the documents and the instruments referred to herein and therein, including, without limitation, the Confidentiality Agreement), constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. Notwithstanding the foregoing, any provision of the Confidentiality Agreement or any other document or instrument referred to herein that conflicts with any provision of this Agreement shall be superseded by the provisions hereof.

     11.7. Governing Law. The formation, construction, and performance of this Agreement, including the rights and duties of the parties hereunder, shall be construed, interpreted, governed, applied and enforced in accordance with the laws of the State of California applicable to agreements entered into and performed entirely in the State of California by residents thereof, without regard to any provisions thereof relating to conflicts of laws among different jurisdictions. Each of the parties consents that all service of process may be made by delivery of the summons and complaint by certified or registered mail, return receipt requested, or by messenger, directed to it at its address for notices set forth in Section 11.3 hereof, and that service so made shall be deemed to have been made as of the date of the receipt indicated in the certification, signed and returned postal receipt, or other proof of service applicable to the method of service employed.
     11.8. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in Section 8.4 of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Section 8.4 of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     11.9. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
     11.10. Publicity. Except as otherwise required by law or by the rules of the NASDAQ, so long as this Agreement is in effect, neither UCBH nor the Company shall, nor shall UCBH or the Company permit any of their respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other parties hereto, which consent shall not be unreasonably withheld, delayed or conditioned.
     11.11. Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective heirs, administrators, executors, successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
     11.12. Fax Signatures. Any signature page hereto delivered by a fax machine or telecopy machine shall be binding to the same extent as an original signature page, with regard to this Agreement, any agreement subject to the terms hereof or any amendment hereto or thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party that requests it.
[remainder of page intentionally left blank]

     IN WITNESS WHEREOF, UCBH, Buyer, the Company, BVI, Dr. Huang, the Bank (for purposes of Articles III, IV and VIII and Section 7.3 only), UCB (for purposes of Section 8.13(e) only) and The China Safe Deposit Company (for purposes of Section 8.13(e) only) have executed or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

UCBH HOLDINGS, INC.

By:	/s/ Thomas S. Wu
	Name:	Thomas S. Wu
	Title:	Chairman, President and CEO

UCB MERGER II, LLC

By:	Thomas S. Wu
	Name:	Thomas S. Wu
	Title:	Thomas S. Wu

CAB HOLDING, LLC

By:	/s/ Paul Shi H. Huang
	Name:	/s/ Paul Shi H. Huang
	Title:	Director

CAB INTERNATIONAL HOLDING LIMITED

By:	/s/ Paul Shi H. Huang
	Name:	Paul Shi H. Huang
	Title:		Director

DR. PAUL SHI H. HUANG

Dr. Paul Shi H. Huang

For the purposes of Section 8.13(e) only:

THE CHINA SAFE DEPOSIT COMPANY

By:	/s/ Bill Hsiao
	Name:	Bill Hsiao
	Title:	Chairman

For the purposes of Articles III, IV and VIII and
Section 7.3 only:

THE CHINESE AMERICAN BANK

By:	/s/ Seng C. Chang
Name:
Title:

For the purposes of Section 8.13(e) only:
UNITED COMMERCIAL BANK

By:	/s/ Thomas S. Wu
Name:
Title:

APPENDIX I
DEFINITIONS
     As used in this Agreement, the following terms have the definitions set forth herein:
          (a) “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any person relating to any (i) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or assets of the Company or the Bank, (ii) direct or indirect acquisition or purchase of any class of equity securities representing ten percent (10%) or more of the voting power of the Company or the Bank, (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning a substantial interest in any class of equity securities of the Company or the Bank, or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or the Bank, other than the transactions contemplated by this Agreement.
          (b) “Agreement Price” means $17.53.
          (c) “Appraised Properties” has the meaning given such term in Section 2.1(b) hereof.
          (d) “Average Closing Price” means the average of the daily closing price for a share of UCBH Common Stock as reported on the NASDAQ Global Select Market for the twenty (20) consecutive trading days preceding the fifth (5th) business day prior to the Effective Time.
          (e) “Bank Common Stock” has the meaning given such term in Section 4.2(b).
          (f) “Bonus Payments” has the meaning given such term in Section 8.12 hereof.
          (g) “Bonus Recipients” has the meaning given such term in Section 8.12 hereof.
          (h) “Borrower” has the meaning given such term in Section 4.16(b) hereof.
          (i) “BVI Common Stock” has the meaning given such term in Section 6.2 hereof.
          (j) “CADFI” means the California Department of Financial Institutions.
          (k) “Cash Amount” means $65,064,000, less the amount of any adjustment pursuant to Sections 1.5(b) or 2.1 hereof.
          (l) “CFC” means the California Financial Code.
          (m) “CGCL” means the California General Corporation Law.
          (n) “Closing” has the meaning given such term in Section 1.3(a) hereof.
          (o) “Closing Date” has the meaning given such term in Section 1.3(a) hereof.
          (p) “Code” has the meaning given in the recitals hereof.

-i-

          (q) “Company Closing Net Worth” has the meaning given such term in Section 9.2(f) hereof.
          (r) “Company Contract” has the meaning given such term in Section 4.15(a) hereof.
          (s) “Company Disclosure Schedule” has the meaning given such term in Section 3.1 hereof.
          (t) “Company Percentage Interest” means “a limited liability company interest,” as defined in the DLLCA, expressed as a percentage of all outstanding limited liability company interests in the Company.
          (u) “Company Plans” has the meaning given such term in Section 4.11(a) hereof.
          (v) “Company Real Property” means any real property and any improvements thereon which (i) is currently or was formerly owned or leased by the Company or any of the Company’s Subsidiaries, or (ii) with respect to which the Company or any of the Company’s Subsidiaries is under contract to purchase or lease as of the date hereof.
          (w) “Confidentiality Agreement” means the confidentiality letter agreement, dated September 13, 2006, between the Company and UCBH.
          (x) “Core Deposits” has the meaning given such term in Section 9.2(h) hereof.
          (y) “CSD Common Stock” has the meaning given such term in Section 4.2(c) hereof.
          (z) “Delaware certificate of Merger” has the meaning given such term in Section 1.3(b) hereof.
          (aa) “Delaware Secretary” has the meaning given such term in Section 1.3(b) hereof.
          (bb) “Derivative Transaction” means any transaction involving a derivative instrument within the scope of Financial Accounting Standards Board Statement 133, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
          (cc) “Determination Date” means the fifth (5th) business day prior to the Effective Time.
          (dd) “DLLCA” means the Delaware Limited Liability Company Act.
          (ee) “Effective Time” has the meaning given such term in Section 1.3(b) hereof.

-ii-

          (ff) “Environmental Laws” means any national, state, municipal or local law, regulation, rule or ordinance, order, decree, judgment, injunction, or other legally binding requirement or agreement issued, promulgated or entered into by any Governmental Entity, relating to pollution or protection of the environment, or health and safety, including, without limitation, laws relating to releases or threatened releases of Hazardous Materials into the indoor or outdoor environment or otherwise relating to the manufacture, processing, use, treatment, storage, release, transport or handling of Hazardous Materials, and all laws with regard to recordkeeping, notification, disclosure, training and reporting requirements respecting Hazardous Materials, and all laws relating to protection or use of natural resources.
          (gg) “Environmental Permits” has the meaning given such term in Section 4.16(d) hereof.
          (hh) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          (ii) “ERISA Affiliate” of a party to this Agreement means a trade or business (whether incorporated or not) that is a member of a controlled group of corporations of such party as defined in Section 414(b) or (c) of the Code, or an affiliated service group with such party as defined in Section 414(m) or (o) of the Code.
          (jj) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          (kk) “FDIC” means the Federal Deposit Insurance Corporation.
          (ll) “FDIC Application” has the meaning given such term in Section 4.4 hereof.
          (mm) “Final Date” has the meaning given such term in Section 10.1(c) hereof.
          (nn) “FRB” means the Federal Reserve Board.
          (oo) “FRB Application” has the meaning given such term in Section 4.4 hereof.
          (pp) “FRB Order” has the meaning given to such term in Section 4.14(e) hereof.
          (qq) “GAAP” means generally accepted accounting principles.
          (rr) “Governmental Entity” has the meaning given such term in Section 4.4(a) hereof.
          (ss) “Hazardous Materials” means any chemical, compound, material, mixture, organism or substance that is now or hereafter defined or listed in, or otherwise classified or regulated in any way pursuant to, any Environmental Law as a “hazardous waste,” “hazardous substance,” “hazardous material,” “infectious waste,” “toxic substance,” “pollutant” or other formulation intended to define, list or classify substances by reason of deleterious properties, including, without limitation, ignitability, corrosivity, reactivity, carcinogenicity, or toxicity, the foregoing definition to include, without limitation, oil or petroleum products or constituents of any kind whatsoever, and asbestos, lead paint, radon and mold.
          (tt) “Indemnified Parties” has the meaning given such term in Section 8.7(a) hereof.

-iii-

          (uu) “Injunction” has the meaning given such term in Section 9.1(b) hereof.
          (vv) “Insurance Amount” has the meaning given such term in Section 8.7(b) hereof.
          (ww) “knowledge” has the meaning given such term in Section 11.4 hereof.
          (xx) “Lien” has the meaning given such term in Section 4.3(b) hereof.
          (yy) “Loan Property” means any property in which the Company or any of the Company’s Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property.
          (zz) “Loans” has the meaning given such term in Section 4.19(a) hereof.
          (aaa) “Material Adverse Effect” means with respect to a person, an effect which (i) is materially adverse to the business, results of operations or financial condition of such person and its Subsidiaries (if any) taken as a whole, other than any such effect attributable to or resulting from (A) any change in banking or similar laws, rules, regulations or policies of general applicability or interpretations thereof by courts or governmental authorities, (B) any change in GAAP or regulatory accounting principles, in each case which affects banks, thrifts or their holding companies generally, (C) events, conditions or trends in economic, business or financial conditions generally or affecting banks, thrifts or their holding companies specifically (including changes in the prevailing level of interest rates), (D) changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States or any of its territories, possession or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, or (E) in the case of the Company, any action or omission of the Company taken with the prior written consent of UCBH, and in the case of UCBH, any action or omission of UCBH taken with the prior written consent of the Company; or (ii) materially impairs the ability of such person to consummate the transactions contemplated hereby.
          (bbb) “Merger” has the meaning given such term in the recitals hereof.
          (ccc) “Merger Consideration” has the meaning given such term in Section 1.5(a) hereof.
          (ddd) “Net Worth” means, the total member’s equity of the Company determined in accordance with GAAP consistently applied.
          (eee) “NYBCL” means the New York Business Corporation Law, Chapter 4 of the New York State Consolidated Laws.
          (fff) “NYBL” means the New York Banking Law, Chapter 2 of the New York State Consolidated Laws.
          (ggg) “NYSBD” means the New York State Banking Department.
          (hhh) “OSHA” means the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.

-iv-

          (iii) “Other Real Estate Owned” means real estate (including capitalized and operating leases) acquired by the Bank in full or partial satisfaction of a debt previously contracted.
          (jjj) “Owner Debt” means all indebtedness of the Company to BVI, which (i) totaled $12,616,977 as of September 30, 2006 and (ii) was extinguished prior to the execution of this Agreement as set forth in Section 4.30 hereof.
          (kkk) “Regulatory Agency” has the meaning given such term in Section 4.5(a) hereof.
          (lll) “Requisite Regulatory Approvals” has the meaning given such term in Section 9.1(a) hereof.
          (mmm) “SEC” means the U.S. Securities and Exchange Commission.
          (nnn) “SEC Documents” means, collectively, all registration statements, proxy statements, annual reports, quarterly reports and reports on Form 8-K filed by UCBH with the SEC since January 1, 2002, as such documents have been amended since the time of their filing.
          (ooo) “Section 10.1(f) Adjustment Election” has the meaning given such term in Section 10.1(f) hereof.
          (ppp) “Section 10.1(f) Adjustment Notice” has the meaning given such term in Section 10.1(f) hereof.
          (qqq) “Section 10.1(f) Termination Notice” has the meaning given such term in Section 10.1(f) hereof.
          (rrr) “Section 10.1(f) Termination Period” has the meaning given such term in Section 10.1(f) hereof.
          (sss) “Section 10.1(g) Adjustment Election” has the meaning given such term in Section 10.1(g) hereof.
          (ttt) “Section 10.1(g) Adjustment Notice” has the meaning given such term in Section 10.1(g) hereof.
          (uuu) “Section 10.1(g) Termination Notice” has the meaning given such term in Section 10.1(g) hereof.
          (vvv) “Section 10.1(g) Termination Period” has the meaning given such term in Section 10.1(g) hereof.
          (www) “Securities Act” means the Securities Act of 1933, as amended.
          (xxx) “SOP” has the meaning given such term in Section 5.4 hereof.
          (yyy) “State Banking Approvals and Notices” has the meaning given such term in Section 4.4 hereof.

-v-

          (zzz) “Stock Amount” means 3,711,580 shares of UCBH Common Stock, as may be adjusted (rounded to the nearest whole number) pursuant to Sections 1.5(b), 2.3(a), 10.1(f) or 10.1(g) hereof.
          (aaaa) “Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time, directly or indirectly, owned by such party.
          (bbbb) “Surviving Company” has the meaning given such term in Section 1.2 hereof.
          (cccc) “Takeover Laws” has the meaning given such term in Section 4.4(b) hereof.
          (dddd) “Takeover Provisions” has the meaning given such term in Section 4.4(b) hereof.
          (eeee) “Tax Return” means any return, report, information return or other document (including any related or supporting information) required to be filed with a Governmental Entity with respect to Taxes.
          (ffff) “Taxes” means all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.
          (gggg) “UCBH Capital Stock” means UCBH Common Stock and UCBH Preferred Stock, collectively.
          (hhhh) “UCBH Common Stock” means common stock of UCBH, par value $0.01 per share.
          (iiii) “UCBH Disclosure Schedule” has the meaning given such term in Section 3.1 hereof.
          (jjjj) “UCBH Option Plans” has the meaning given such term in Section 5.13 hereof.
          (kkkk) “UCBH Option” has the meaning given such term in Section 5.13 hereof.
          (llll) “UCBH Plans” means the incentive compensation plans, deferred compensation plans and equity compensation plans; “welfare” plans, funds or programs (within the meaning of Section 3(1) of ERISA); “pension” plans, funds or programs (within the meaning of Section 3(2) of ERISA); employment, termination or severance agreements; and other employee benefit plans, funds, programs, agreements and benefit arrangements that are sponsored or maintained, or to which contributions are made or required to be made, by UCBH, any of UCBH’s Subsidiaries or any of UCBH’s ERISA Affiliates for the benefit of any current or former employee, director or consultant of UCBH or any of UCBH’s Subsidiaries or any of the UCBH’s ERISA Affiliates.
          (mmmm) “UCBH Preferred Stock” means preferred stock of UCBH, par value $0.01 per share.

-vi

          (nnnn) “UCBH Reports” has the meaning given such term in Section 5.11 hereof.
          (oooo) “USA PATRIOT Act” has the meaning given such term in Section 4.14(a) hereof.

-vii-